SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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HEARTLAND FINANCIAL USA, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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April 12, 2019

Dear Fellow Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Heartland Financial USA, Inc. (the “Company”) to be held at the Hotel Julien Dubuque, 200 Main Street, Dubuque, Iowa, on Wednesday, May 22, 2019, at 6:00 p.m. Central Daylight Time.

At our Annual Meeting, we will discuss and vote on the matters described in the proxy materials. Your vote is important, regardless of the number of shares you own.

If you are sent a Notice of Internet Availability of Proxy Materials (the “Notice”) but would prefer to receive the traditional printed proxy materials free of charge, please follow the instructions on the Notice to request the printed materials via U.S. mail. If you received the traditional printed proxy materials in lieu of the Notice, you may vote your shares online, by telephone, or by mail by following the instructions on the proxy card.

We ask you to join the directors and other fellow stockholders for cocktails and hors d’oeuvres at a reception following the Annual Meeting. In order to comfortably accommodate all stockholders, we ask that you please RSVP by following the reception instructions included with your proxy materials. The reception will be held at the Hotel Julien Dubuque, 200 Main Street, Dubuque, Iowa, beginning at approximately 7:00 p.m. You need not attend the Annual Meeting in order to attend the reception.

Sincerely,

Lynn B. Fuller
Executive Operating Chairman

1398 Central Avenue · Dubuque, Iowa 52001 · (563) 589-2100

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF HEARTLAND FINANCIAL:

DATE AND TIME	Wednesday, May 22, 2019 at 6:00 p.m. Central Daylight Time

LOCATION	Hotel Julien Dubuque, 200 Main Street, Dubuque, Iowa

ITEMS OF BUSINESS	(1)	Elect three individuals to serve as Class II directors for a three-year term expiring in 2022
	(2)	Approve an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock from 40,000,000 to 60,000,000 shares
	(3)	Approve an amendment to the Company’s Certificate of Incorporation to increase the maximum Board size from 11 members to 13 members
	(4)	Ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2019
	(5)	Take a non-binding, advisory vote on executive compensation
	(6)	Transact such other business as may properly be presented at the Annual Meeting

RECORD DATE	Stockholders of record at the close of business on March 25, 2019, are the stockholders entitled to vote at the Annual Meeting and any adjournments or postponements of the meeting.

VOTING BY PROXY
Whether or not you plan to attend the Annual Meeting, please vote your shares promptly to ensure they are represented. In the event there are an insufficient number of votes for a quorum, or to approve or ratify any of the foregoing proposals, the Annual Meeting may be adjourned or postponed in order to permit further solicitation of proxies.

☑    The Board of Directors recommends a vote “FOR” the three Class II nominees for election as directors for three-year terms ending 2022, as listed in the proxy statement, and a vote “FOR” Proposals 2, 3, 4 and 5.

By Order of the Board of Directors:

Angela W. Kelley, Corporate Secretary
Dubuque, Iowa
April 12, 2019

The prompt return of proxies will save us the expense of further requests for proxies to ensure a quorum at the Annual Meeting. You may access our proxy materials and vote your shares online by following the instructions on the Notice. If you receive a proxy card, you may vote your shares online, by telephone, or by mail by following the instructions on your proxy card. If you hold shares through a broker or other nominee, please follow the voting instructions provided to you by that broker or other nominee.

Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on Wednesday, May 22, 2019. The proxy statement and Annual Report to Stockholders are available through the Investor Relations section of Heartland’s website at ir.htlf.com.

PROXY HIGHLIGHTS

This summary highlights information contained elsewhere in this proxy statement. We encourage you to review the entire proxy statement for more details.

Chief Executive Officer Succession
At our Annual Meeting of Stockholders on May 16, 2018, we announced that Bruce K. Lee, President and a director of Heartland, would be appointed to the additional office of Chief Executive Officer effective June 1, 2018. Mr. Lee succeeded existing Chief Executive Officer Lynn B. Fuller, who moved into the role of Executive Operating Chairman, and who continues to provide strategic guidance to the Company. These changes were designed to ensure continuity as the Company grows and evolves, and they were the result of a three-year succession-planning process, during which the Board had the opportunity to observe and evaluate Mr. Lee in various settings. The Board determined that Mr. Lee had the right business and leadership skills, broad banking background, and vision to lead the Company into the future.

Corporate Governance
In 2018, our shareholders approved an amendment to our Certificate of Incorporation, increasing the size of the Board from 9 to 11 directors. Subsequently, the Board appointed two new directors. Susan G. Murphy joined the Board in July 2018, while Jennifer K. Hopkins joined the Board in December 2018.

Additionally, in July 2018, the Board voted to add the role of Lead Director and named Thomas L. Flynn to serve in that capacity. The Lead Director serves as a liaison between the independent directors and management, along with building a healthy governance culture.

Business Results
2018 was a year of solid performance for our Company:
* Annual net income of $117.0 million, an increase of 55% over 2017;
* Net interest margin of 4.26%, compared to 4.04% during 2017;
* Total assets increased to $11.41 billion, an increase of 16% from year end 2017.

Mergers & Acquisitions
2018 was another year of strategic acquisitions for Heartland. We diversified our market area and asset base with our 1st quarter acquisition of Signature Bank of Minnetonka, Minnesota. We also diversified our footprint with the addition of First Bank & Trust of Lubbock, Texas in the 2nd quarter. In January 2019, we announced our agreement to acquire Bank of Blue Valley, which expands our existing presence in Kansas City, Kansas.

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Heartland Financial USA, Inc. (“Heartland,” the “Company” or “we”) of proxies to be voted at the Annual Meeting of Stockholders to be held at the Hotel Julien Dubuque, 200 Main Street, Dubuque, Iowa, on Wednesday, May 22, 2019, at 6:00 p.m. Central Daylight Time, or at any adjournments or postponements of the meeting. We first mailed this proxy statement and proxy card on or about April 12, 2019.

Please read this proxy statement carefully. You should consider the information contained in this proxy statement when deciding how to vote your shares at the Annual Meeting. The following information regarding the meeting and the voting process is presented in a question and answer format.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

WHY AM I RECEIVING THIS NOTICE OR PROXY STATEMENT AND PROXY CARD?

You are receiving proxy materials from us because on March 25, 2019, which is the record date for the Annual Meeting, you owned shares of our common stock. This proxy statement describes the matters that will be presented for a vote by the stockholders at the Annual Meeting.

When you submit a proxy, you appoint the designated proxy holder as your representative at the Annual Meeting. The proxy holder will vote your shares as you have instructed whether or not you attend the Annual Meeting. Even if you plan to attend, you should vote your shares in advance of the Annual Meeting in case your plans change.

WHAT MATTERS WILL BE VOTED ON AT THE ANNUAL MEETING?

You are being asked to vote on the following matters proposed by our Board of Directors:

(1)	Elect three individuals to serve as Class II directors for a three-year term expiring in 2022
(2)	Approve an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock from 40,000,000 to 60,000,000 shares
(3)	Approve an amendment to the Company’s Certificate of Incorporation to increase the maximum Board size from 11 members to 13 members
(4)	Ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2019
(5)	Take a non-binding, advisory vote on executive compensation
(6)	Transact such other business as may properly be presented at the Annual Meeting

☑    The Board of Directors recommends a vote “FOR” the three Class II nominees for election as directors for three-year terms ending 2022, as listed in the proxy statement, and a vote “FOR” Proposals 2, 3, 4 and 5.

These matters are more fully described in this proxy statement. We are not aware of any other matters that will be voted on at the Annual Meeting. However, if you have voted your shares and a proposal is properly presented at the Annual Meeting that is not identified in the proxy materials, the proxy holder will vote your shares, pursuant to your proxy, in accordance with his or her judgment.

HOW MANY VOTES DO OUR STOCKHOLDERS HAVE?

Holders of common stock have one vote for each share of common stock owned at the close of business on March 25, 2019, the record date for the Annual Meeting.

HOW DO I VOTE?

Stockholders of Record

In addition to voting your shares in person at the Annual Meeting, you can also vote your shares of common stock in advance of the Annual Meeting by submitting a proxy using one of the following options:

*	online using the instructions for Internet voting shown on the Notice or proxy card;
*	by telephone using the instructions for telephone voting shown on the proxy card; or
*	by mail by marking the proxy card with your instructions and then signing, dating and returning the proxy card in the enclosed return addressed envelope.
“Street Name” Holders

You must follow the voting instructions provided by your broker or other nominee. Under Nasdaq Stock Market (“Nasdaq”) listing standards, brokers who hold your shares in “street name” have the authority to vote shares for which they do not receive instructions on all routine matters submitted for approval at the Annual Meeting. In the absence of your specific instructions as to how to vote, your broker will not have authority to vote on the matters considered non-routine, which includes all actions other than Proposal 4, the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

WHAT IF I CHANGE MY MIND AFTER I RETURN MY PROXY?

If you hold your shares in your own name, you may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. You may do this by:

*	signing another proxy with a later date and returning that proxy to Ms. Angela W. Kelley, Secretary, Heartland Financial USA, Inc., 1398 Central Avenue, Dubuque, Iowa 52001;
*	sending notice to us that you are revoking your proxy; or
*	voting in person at the Annual Meeting.
If you hold your shares in the name of your broker and desire to revoke your proxy, you will need to contact your broker.

HOW MANY VOTES DO WE NEED TO HOLD THE ANNUAL MEETING?

A majority of the shares of common stock that are outstanding as of the record date must be present in person or by proxy at the Annual Meeting in order to hold the Meeting and conduct business.

Shares are counted as present at the Annual Meeting if the stockholder either:

*	is present and votes in person at the Annual Meeting; or
*	has properly voted via Internet, phone, or proxy card.

On March 25, 2019, there were 34,603,611 shares of common stock outstanding. Therefore, shares of common stock with at least 17,301,806 votes need to be present to constitute a quorum to hold the Annual Meeting and conduct business.

WHERE CAN STOCKHOLDERS GET COPIES OF OUR ANNUAL REPORT?

Stockholders may receive a free copy of our 2018 Annual Report on Form 10-K, including financial statements, by sending a written request to Ms. Angela W. Kelley, Secretary, Heartland Financial USA, Inc., 1398 Central Avenue, Dubuque, Iowa 52001.

WHAT HAPPENS IF A NOMINEE FOR DIRECTOR IS UNABLE TO STAND FOR ELECTION?

The Board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxy may be voted for a substitute nominee. You cannot vote for more than three nominees. The Board has no reason to believe any nominee will be unable to stand for election.

WHAT OPTIONS DO I HAVE IN VOTING ON EACH OF THE PROPOSALS?

You may vote “FOR” or “WITHHOLD” authority to vote for each nominee for director. You may vote “FOR,” “AGAINST” or “ABSTAIN” on any other proposal that may properly be brought before the meeting.

HOW MANY VOTES ARE NEEDED FOR EACH PROPOSAL?

The directors are elected by a plurality and the three individuals receiving the highest number of votes cast “FOR” their election will be elected as directors of Heartland.

The affirmative vote of a majority of the issued and outstanding shares of our common stock is required to approve the amendments to our Certificate of Incorporation.

The affirmative vote of a majority of the outstanding shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote is required to approve the other proposals.

The vote on executive compensation is advisory and will not be binding upon Heartland or the Board of Directors. However, the Compensation/Nominating Committee of the Board will consider the voting results in establishing our executive compensation plan for subsequent years.

Broker non-votes will not be counted as entitled to vote, but will count for purposes of determining whether or not a quorum is present. So long as a quorum is present, broker non-votes will have no effect on the outcome of the matters to be taken up at the meeting. Abstentions and withhold votes will have the same effect as negative votes.

WHERE DO I FIND THE VOTING RESULTS OF THE MEETING?

We will announce preliminary voting results at the Annual Meeting. The voting results will also be disclosed in a Current Report on Form 8-K that we will file with the Securities and Exchange Commission (the “SEC”) by the close of business on the fourth business day after the Annual Meeting.

WHO BEARS THE COST OF SOLICITING PROXIES?

We bear the cost of soliciting proxies. In addition to solicitations by mail, officers, directors and employees of Heartland, or its subsidiaries, may solicit proxies in person or by telephone. These persons will not receive any special or additional compensation for soliciting proxies. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

PROPOSAL 1	ELECTION OF DIRECTORS
Elect three individuals to serve as Class II directors for a three-year term expiring in 2022	☑	The Board of Directors recommends that you vote your shares FOR each of the nominees.

At the Annual Meeting on Wednesday, May 22, 2019, you will be entitled to vote for three Class II Directors to serve for terms expiring in 2022. The Board of Directors is divided into three classes of directors having staggered terms of three years. Each of the nominees has agreed to serve as a director, if elected. If for any reason any of the nominees becomes unable to serve before the election, the holders of proxies reserve the right to substitute another person of their choice as a nominee when voting at the meeting.

In 2018, we increased the size of our Board from nine to eleven members. Ms. Murphy joined the Board effective July 26, 2018, and Ms. Hopkins joined the Board effective December 12, 2018.

Set forth below is information concerning the nominees for election and concerning the other directors whose terms of office will continue after the meeting. Included in the information is each director's age, year first elected and business experience during the previous five years.

DIRECTOR NOMINEES CLASS II (Term Expires 2022)

Mark C. Falb	Director Since 1995	Age 71
Professional and Educational Background:

Mr. Falb has served as Vice Chairman of the Board of Heartland and Chairman of the Audit/Corporate Governance Committee of Heartland since 2001, and served as Chairman of the Compensation/Nominating Committee of Heartland from 2001 to 2015. He has been Chairman of the Board and Chief Executive Officer of Kendall/Hunt Publishing Company, a publisher of textbooks for the Pre-Kindergarten through 12th grade market and the higher education market, since 1992. He has been Chairman of the Board and Chief Executive Officer of Westmark Enterprises, Inc., a real estate development company, since 1993. A Certified Public Accountant (inactive), Mr. Falb brings to our Board considerable experience in executive management of nationally-based organizations and experience in finance and financial accounting. Mr. Falb has significant community contacts and is considered a leader in one of our principal markets in Dubuque, Iowa and the Tri-State area of Iowa, Illinois and Wisconsin. He holds a BBA in Accounting from the University of Iowa.

Other Boards and Appointments:

President of Board of Directors, Iowa Scholarship Fund, since 1997; Vice President of the Grand Opera House Foundation since 2006; Lifetime Member on the Board of Trustees for the University of Dubuque since 2015.

John K. Schmidt	Director Since 2001	Age 59
Professional and Educational Background:

Mr. Schmidt has been the Senior Vice President and Chief Financial Officer of A.Y. McDonald Industries since 2013 and was named Corporate Secretary in 2014. Mr. Schmidt was the Chief Operating Officer (from 2004) and Chief Financial Officer (from 1991) of Heartland until joining A.Y. McDonald Industries. Mr. Schmidt was also an officer of Dubuque Bank and Trust Company from 1984 to 2004 and President from 1999 to 2004. Prior to joining Dubuque Bank and Trust Company in 1984, Mr. Schmidt was employed by the Office of the Comptroller of the Currency (the “OCC”) and Peat Marwick Mitchell, currently known as KPMG LLP. A Certified Public Accountant (inactive), Mr. Schmidt brings to our Board extensive knowledge in operational bank management and accounting. He graduated with a BA from the University of Northern Iowa.

Other Boards and Appointments:

Director of Heartland subsidiaries Dubuque Bank and Trust Company, Citizens Finance Co., Citizens Finance of Illinois Co. and Citizens Finance Parent Co. for more than five years; Member of the Loras College Board of Regents, Dubuque, Iowa, since 2011; Vice President of Steeple Square, Dubuque, Iowa; and Director of A.Y. McDonald Industries since 2013.

Duane E. White	Director Since 2013	Age 63
Professional and Educational Background:

Mr. White has been Executive Vice President and Chief Product Officer for Medecision, a healthcare IT provider, since May 2018. Mr. White was a partner at Aveus, a management consulting firm in St. Paul, Minnesota from 2013 until the firm was acquired by Medecision in May 2018. Prior to joining Aveus, he was an independent consultant for six years. Mr. White has 15 years of financial services experience, including nine years with U.S. Bancorp. Positions at U.S. Bancorp included President of the mortgage division, Senior Vice President of Mergers and Acquisitions, and Senior Vice President of Marketing Support and Product Management. He began his career as an examiner for the OCC and was also involved with the regulatory supervision of problem banks in his role as the Assistant to the Regional Director of Special Projects. Mr. White brings considerable expertise in financial services to our Board, including merger and acquisition activity, public company board experience, and knowledge and perspective with respect to the Minneapolis and St. Paul metropolitan area. He holds an MBA from Harvard Business School and a BBA in Business Economics from the University of Wisconsin-Eau Claire.

Other Boards and Appointments:
Director of Heartland subsidiary Minnesota Bank & Trust for more than five years; and Director of Fair Isaac Corporation from 2009 to 2016.

CONTINUING DIRECTORS CLASS III (Term Expires 2020)

Thomas L. Flynn	Director Since 2002	Age 63
Professional and Educational Background:

Mr. Flynn, who has served as Vice Chairman of the Board of Heartland since 2005 and Chairman of the Compensation/Nominating Committee of Heartland since 2015, was President of Aggregate Materials Company located in East Dubuque, Illinois from 1999 until his retirement in 2014. Mr. Flynn was President and Chief Executive Officer of Flynn Ready-Mix Concrete Co. from 1999 until his retirement in 2012. He was Chief Financial Officer of Flynn Ready-Mix from 1977 until 1999. He is a past Chairman of the Board of Directors of the National Ready-Mix Concrete Association. Mr. Flynn is a former member of the Iowa Legislature, having served for eight years as a State Senator. He also served for ten years as an adjunct faculty member in the Business Department of a local liberal arts college teaching courses in finance and business research methods. Mr. Flynn brings to our Board considerable small business expertise, business contacts in one of our principal markets and skill in governance. He holds an MBA from the University of Dubuque and a BA in Accounting and Finance from Loras College.

Other Boards and Appointments:

Director and Vice Chairman of the Board of Heartland subsidiaries Dubuque Bank and Trust Company, Citizens Finance Co., Citizens Finance of Illinois Co. and Citizens Finance Parent Co. for more than five years.

Jennifer K. Hopkins	Director Since 2018	Age 58
Professional and Educational Background:

Ms. Hopkins has been a managing partner at Crescendo Capital, a private investment firm for early stage companies, since 2007, and has served as CEO of one of Crescendo’s portfolio companies, American Medical - The Oxygen Concentrator Store, since 2009. Prior to joining Crescendo Capital, Ms. Hopkins had a twenty-year career with Hewlett Packard and Agilent Technologies, leading teams in research and development, marketing, and operations. Her career with Agilent culminated in the role of Vice President of the Global Solutions business unit. Ms. Hopkins brings to our Board a technology background and operational expertise. In addition, she has small business and executive management experience, as well as contacts in our largest market, the Denver metropolitan area. She holds a Masters in Industrial Engineering from Stanford University and a BS in Industrial Engineering from North Dakota State University.

Other Boards and Appointments:

Director of Heartland subsidiary Citywide Banks since 2018. Board member of Spectralogic Corporation since 2012; Board of Advisors for Sartori Cheese Corporation since 2013; Alumni Association and Board of Trustees, North Dakota State University since 2005; and Director of Craig Hospital Foundation Board since 2015.

Bruce K. Lee	Director Since 2017	Age 58
Professional and Educational Background:

Mr. Lee is the President and Chief Executive Officer of Heartland. He was named Chief Executive Officer effective June 1, 2018, and he has served as President since 2015. He has over 30 years of experience in the banking industry. Prior to joining Heartland, Lee spent twelve years at Fifth Third, a $130 billion regional bank holding company headquartered in Cincinnati, Ohio. At Fifth Third, he held numerous leadership positions, including the following: Executive Vice President and Chief Credit Officer; Executive Vice President and Director of the company’s special assets group; and Executive Vice President, Commercial Banking Division Head and Affiliate Senior Commercial Banker. Prior to that, he served as President and CEO of a Fifth Third affiliate bank in northwestern Ohio, where he managed sales and service functions for retail, commercial, residential mortgage and investments, along with the staff functions of finance, human resources and marketing. Mr. Lee has wide-ranging banking experience and perspective as Heartland expands its size and geographic reach. He earned his BA in Business Administration and Management from Siena Heights University.

Other Boards and Appointments:
Director of Heartland subsidiary Citywide Banks since 2017; and Director of Heartland subsidiary First Bank & Trust since 2018.

Kurt M. Saylor	Director Since 2013	Age 66
Professional and Educational Background:

Mr. Saylor retired in December 2016 from his role as President and Chief Executive Officer of Morrill & Janes Bank and Trust Company, a Heartland subsidiary bank. He had served in that role since 2002. He began his banking career as an examiner with the Office of State Bank Commissioner in Kansas after graduating from college. He joined Morrill & Janes Bank and Trust Company in 1975. During his tenure with Morrill & Janes Bank and Trust Company, he served as Chairman and Chief Executive Officer of Century Capital Financial (City National Bank) in Kilgore, Texas, from 1997 to 2008 and as Chairman and Chief Executive Officer of FBC Financial Corp (1st Bank Oklahoma) in Claremore, Oklahoma, from 1998 to 2011. Mr. Saylor brings to our Board community bank leadership experience and familiarity with operating under a multi-bank holding company structure. In addition, he has community knowledge and perspective with respect to the Kansas City metropolitan area. Mr. Saylor graduated with a BBA in Finance from Kansas State University.

Other Boards and Appointments:
Director of Heartland subsidiary Morrill & Janes Bank and Trust Company for more than five years.

CONTINUING DIRECTORS CLASS I (Term Expires 2021)

Lynn B. Fuller	Director Since 1987	Age 69
Professional and Educational Background:

Mr. Fuller has served as the Executive Operating Chairman of Heartland since June 1, 2018. Previously, he had been Chief Executive Officer of Heartland since 1999, Chairman of the Board of Heartland since 2000 and was President of Heartland from 1990 until 2015. He began his banking career with Dubuque Bank and Trust Company in 1971. He then worked as an officer at First National Bank of St. Paul from 1976 until returning to Dubuque Bank and Trust Company in 1978. Mr. Fuller has the deepest knowledge and understanding of Heartland and has extensive experience in the banking business, with hands-on operational experience and decades of experience in all aspects of commercial banking. He earned an MBA from the University of Iowa and a BS from the University of Dubuque.

Other Boards and Appointments:

Director of Heartland subsidiaries Dubuque Bank and Trust Company, Wisconsin Bank & Trust, New Mexico Bank & Trust, Arizona Bank & Trust, Rocky Mountain Bank, Minnesota Bank & Trust, Morrill & Janes Bank and Trust Company, Citizens Finance Co., Citizens Finance of Illinois Co. and Citizens Finance Parent Co. for more than five years; Director of Premier Valley Bank since its acquisition by Heartland in 2015; Director of Citywide Banks since its acquisition by Heartland in 2017; Director of First Bank & Trust since its acquisition by Heartland in 2018.

R. Michael McCoy	Director Since 2014	Age 70
Professional and Educational Background:

Mr. McCoy was the President and CEO of the McCoy Group, Inc. from 1998 to 2012. Parent company to seven subsidiaries, including Midwest-based Freightliner dealerships Truck Country and Stoops, and transportation-focused companies, Foodliner, Quest Liner and McCoy NationaLease, the McCoy Group is a diversified, national transportation enterprise of more than 2,600 employees. Mr. McCoy brings Heartland not only significant experience in the operation of a business headquartered in Dubuque, Iowa, but significant business contacts in the central Iowa and Wisconsin markets from which a significant portion of small business loans we originate are sourced.

Other Boards and Appointments:
Director of Heartland subsidiary Dubuque Bank and Trust Company for more than five years.

Susan G. Murphy	Director Since 2018	Age 62
Professional and Educational Background:

Ms. Murphy has been a Principal at The Grace Alliance, LLC in Denver, which assists individuals and families in developing and maintaining financial strategies for the future, since 2005. She has also served as Trustee of the Colorado Public Employees’ Retirement Association since 2007, providing oversight to a public pension fund managing $48 billion in assets for 606,000 beneficiaries. She started her career at Ernst and Young. She is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants. Ms. Murphy brings Heartland significant public accounting, investment advisory and public policy expertise along with knowledge of the Denver metropolitan area. She graduated with a BA in Accounting from the University of Notre Dame.

Other Boards and Appointments:

Director of Heartland subsidiary Citywide Banks since 2017; Board Member of Arrupe Jesuit High School 2010-16 and 2017-Present, currently Chair Elect; Trustee for the Colorado Public Employees’ Retirement Association since 2007.

Martin J. Schmitz	Director Since 2018	Age 61
Professional and Educational Background:

Mr. Schmitz is the Chairman of Citywide Banks, Heartland’s subsidiary bank in Colorado. Prior to Heartland’s acquisition of Citywide, he was Chairman of the Board along with overseeing business development and commercial banking. In addition, he was involved in the administration of credit management, audit and regulatory functions. He was with the organization for 21 years. Prior to his time at Citywide, Mr. Schmitz spent 18 years in the Denver commercial real estate business as Vice President with a commercial real estate group specializing in investment. Mr. Schmitz brings to our Board community bank leadership experience and knowledge of the Denver metropolitan area. He holds a BA in Accounting, Business Administration and Economics from Regis University.

Other Boards and Appointments:

Director of Citywide Banks, which became a Heartland subsidiary in 2017, for more than five years; Trustee of Regis University, Denver, Colorado, since 2004; and Director of Boys and Girls Clubs of Metro Denver since 2008.

All of our directors will hold office for the terms indicated, and until their respective successors are duly elected and qualified. Other than Mr. Saylor, who was first elected a director in accordance with the Merger Agreement with Morrill Bancshares, Inc. on October 18, 2013, and Mr. Schmitz, who was first nominated as a director in accordance with the Merger Agreement with Citywide Banks of Colorado, Inc. in 2018, no director has been nominated or is serving pursuant to any arrangement that requires that they be selected as a director.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

Our Board of Directors

There are currently eleven members on the Board of Directors of Heartland. Although it is the responsibility of Heartland's officers to manage day-to-day operations, the Board oversees our business and monitors the performance of our management.

Director Independence.  Our Board has determined that each of Messrs. Falb, Flynn, McCoy, Schmidt and White and Mmes. Hopkins and Murphy are “independent” directors as defined in the listing standards of Nasdaq and the rules and regulations of the SEC. The Board has also determined that Mr. Fuller, as Executive Operating Chairman, and Mr. Lee, as President and Chief Executive Officer, of Heartland, are not independent. Mr. Saylor is not an independent director because he served through December 2016 as President and Chief Executive Officer of Morrill & Janes Bank and Trust Company, a Heartland subsidiary bank. Mr. Schmitz is a former Chairman of the Board of Citywide Banks, a Heartland subsidiary bank, and is not an independent director. In considering the independence of the directors, our Board reviewed questionnaires prepared by each director, reviewed its own records of transactions with directors and their family members, and inquired of directors whether they, or any member of their immediate families, had engaged in any transaction with us, other than transactions made in the ordinary course of business.

Meetings.  Our directors meet on at least a quarterly basis, or as needed at special meetings held periodically throughout the year. During 2018, the Board of Directors held four regular meetings and four special meetings. All directors attended at least 75% of the meetings of the Board of Directors and its Committees on which they served.

The independent directors are offered the opportunity at each meeting of the Board of Directors to meet separately in executive session. During 2018, the independent directors met in such capacity five times. Each of our Audit/Corporate Governance Committee and our Compensation/Nominating Committee consists solely of independent directors, and these committees meet in conjunction with most regular board meetings.

It is Heartland's practice that all directors be in attendance at the Annual Meeting unless excused by the Chairman of the Board. In 2018, all directors attended the Annual Meeting in person.

Board Leadership.  Under our Bylaws, the Chairman of the Board presides at meetings of the Board at which he is in attendance. Mr. Fuller, our Executive Operating Chairman, has been Chairman of our Board of Directors since 2000. As the director with the most knowledge of Heartland’s business, the Board has determined that Mr. Fuller is the director most capable of leading discussions on important matters affecting Heartland, including formulation and implementation of corporate strategy. In addition, our Board believes that Mr. Fuller’s role as Chairman creates a firm link with management, a clear indication of management authority, and causes the Board to function more effectively and efficiently. Our Board believes that our performance during Mr. Fuller’s tenure reflects the effectiveness of his leadership and his goal of advancing Heartland’s interests over personal gain.

Mr. Falb and Mr. Flynn, in their capacities as Vice Chairmen of the Board, assist in setting the agendas for Board meetings and executive sessions of the Board, as well as regularly interacting with Messrs. Fuller and Lee to convey concerns of the independent directors.

In 2018, the Board voted to add the role of Lead Director and appointed Mr. Flynn to serve in that capacity. In this role, Mr. Flynn serves as the liaison between the directors and management, promoting open and constructive conversation. He also works closely with our Executive Operating Chairman, Mr. Fuller, and our President and Chief Executive Officer, Mr. Lee, to ensure Heartland is building a healthy governance culture. As lead director, Mr. Flynn chairs the executive sessions of the Board, facilitates the Board evaluation process, and works with Messrs. Fuller and Lee to monitor progress on the strategic plan and succession planning.

Risk Management - Background.  Heartland applies three lines of defense to risk management. Under this structure, the first line of defense is management at Heartland’s subsidiaries, together with managers of centralized operations units at Heartland assigned to support them. Collectively, they are responsible for managing the risks appurtenant to their areas of responsibility. This responsibility includes developing policies, procedures and controls, and executing them. At the second line of defense, Heartland applies enterprise risk management concepts, under the leadership of the Chief Risk Officer, to coordinate, monitor and report on the adequacy and effectiveness of risk management processes. Within the centralized risk management function at Heartland are enterprise risk, consumer compliance, loan review and Bank Secrecy Act functions. Finally, Heartland maintains at the holding company level an internal audit function, providing third line of defense oversight of the entire risk management framework.

Risk Management - The Board. The Board of Directors is involved in overseeing all risks across the enterprise and actively participates by establishing risk policies, limits and tolerances, and reviewing reports provided by management and the Chief Risk Officer for monitoring those activities. The Audit/Corporate Governance Committee oversees risks associated with financial reporting, including internal control over financial reporting, and identifies and oversees compliance with changing laws and regulations. The Compensation/Nominating Committee identifies, reviews and oversees risks created by Heartland’s executive benefit programs and employee compensation plans. The Compensation/Nominating Committee also consults with the Chief Risk Officer for risk input pertaining to compensation.

Risk Management - Senior Management. Senior Managers, having leadership and managerial responsibility for first line of defense, ensure the formation of a risk-appropriate plan, and the effectiveness of first line of defense in executing it. This includes coordination of product and service activities that are largely the domain of our member banks, with operational support activities that are largely the domain of Heartland business units, and ensuring that all aspects of it are aligned with our strategic plan. They receive information about risks from the Risk Management System, and also report information about their risks and how they are managed into that system. Top-level management is also responsible to the Board of Directors for ensuring that the Chief Risk Officer position is adequately staffed, and for providing administrative oversight to the Chief Risk Officer, as he functionally reports to the Board of Directors.

Committees of the Board

Audit/Corporate Governance Committee. The members of the Audit/Corporate Governance Committee are Messrs. Falb, Flynn, McCoy, Schmidt and White and Mmes. Hopkins and Murphy. Each of Messrs. Falb, Flynn, McCoy, Schmidt and White and Mmes. Hopkins and Murphy is an “independent” director under the listing standards of Nasdaq and the rules and regulations of the SEC. The Board of Directors has determined that each of Messrs. Falb, Flynn and Schmidt and Ms. Murphy qualify as, and should be named as, an “audit committee financial expert” as set forth in the rules and regulations of the SEC. Each member of the Audit/Corporate Governance Committee also meets the financial literacy and independence requirements for audit committee membership under the listing standards of Nasdaq and the rules and regulations of the SEC.

The primary duties and functions of the Audit/Corporate Governance Committee are to:

*	monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting, risk management, and legal compliance;
*	retain, oversee, review and terminate, if necessary, the Company’s independent registered public accounting firm and pre-approve all services performed by such firm;
*
provide an avenue of communication among the Company’s independent registered public accounting firm, management, the risk management function (i.e., Chief Risk Officer, Loan Review and Compliance), the internal audit function and the Board of Directors;

*	encourage adherence to, and continuous improvement of, the Company’s policies, procedures and practices at all levels;
*	review areas of potential significant financial risk to the Company; and
*	monitor compliance with legal and regulatory requirements and establish appropriate corporate governance policies for the Company.

The Audit/Corporate Governance Committee's duties and functions are set forth in more detail in its Charter. In addition, the Board of Directors adopted Corporate Governance Guidelines to codify its governance practices. The Charter and the Corporate Governance Guidelines can be found under the Investor Relations section of our website, ir.htlf.com.

Mr. Falb has served as Chairman of the Audit/Corporate Governance Committee since 2001. During 2018, the Audit/Corporate Governance Committee met five times. To promote independence of the audit function, the Audit/Corporate Governance Committee consults both separately and jointly with our independent registered public accounting firm, internal auditors and management.

The Report of the Audit/Corporate Governance Committee is contained later in this proxy statement, and the processes used by the Audit/Corporate Governance Committee to approve audit and non-audit services are described later in this proxy statement under the caption, “Relationship With Independent Registered Public Accounting Firm-Audit/Corporate Governance Committee Pre-Approval Policy.”

Compensation/Nominating Committee.  The Compensation/Nominating Committee is comprised of Messrs. Falb, Flynn, McCoy, Schmidt and White and Mmes. Hopkins and Murphy. Each of Messrs. Falb, Flynn, McCoy, Schmidt and White and Mmes. Hopkins and Murphy is an “independent” director as defined by listing requirements of the Nasdaq and a “non-employee” director under Section 16 of the Securities Exchange Act of 1934. Mr. Flynn has served as Chairman of the Compensation/Nominating Committee since May 2015.

The primary duties and functions of the Compensation/Nominating Committee are to:

*	discharge the responsibilities of the Board relating to the compensation of the Company’s executive officers, including the Chief Executive Officer;
*	evaluate and make recommendations to the Board relating to the compensation of individuals serving as directors of the Company;
*	direct the preparation of and approve an Annual Report on Executive Compensation for inclusion in the Company’s proxy statement in accordance with all applicable rules and regulations; and
*	identify individuals qualified to become members of the Board of Directors and select such individuals as director nominees for the next Annual Meeting of Stockholders.

The Compensation/Nominating Committee duties and functions are set forth in more detail in its Charter, which can be found under the Investor Relations section of our website, ir.htlf.com. The Compensation/Nominating Committee held eight meetings in 2018.

The process used by the Compensation/Nominating Committee to evaluate and determine executive compensation is described in this proxy statement under the caption “Executive Officers Compensation - Compensation Discussion and Analysis - Administration of Our Compensation Program.” The Report of the Compensation/Nominating Committee is also contained later in this proxy statement.

Director Nominations and Qualifications

In carrying out its nominating function, the Compensation/Nominating Committee evaluates all potential nominees for election, including incumbent directors, Board nominees and stockholder nominees, in the same manner. We did not receive any stockholder recommendations for nominees for the 2019 Annual Meeting. The Compensation/Nominating Committee believes that, at a minimum, potential directors should have the highest personal and professional ethics, integrity and values, a sufficient educational and professional background that enables them to understand our business, exemplary management and communications skills, demonstrated leadership skills, sound judgment in his or her professional and personal life, a strong sense of service to the communities which we serve and an ability to meet the standards and duties set forth in our Code of Conduct. The Committee also believes that directors should share the Company’s philosophy, including the same sense of mission, vision and values. Additionally, the Committee would prefer experience with publicly held companies, growth businesses or sales.

No nominee is eligible for election or re-election as a director if, at the time of such election, such person is 72 or more years of age. Each nominee must also be willing to devote sufficient time to carrying out his or her Board duties and responsibilities effectively. Although our Compensation/Nominating Committee considers diversity, including diversity of experience, gender and ethnicity in nominations, it does not have a formal diversity policy.

The Compensation/Nominating Committee also evaluates potential nominees to determine if they have any conflicts of interest that may interfere with their ability to serve as effective Board members and whether they are “independent” in accordance with Nasdaq listing standards (to ensure that at least a majority of the directors will, at all times, be independent). In the past, the Compensation/Nominating Committee has not retained any third party to assist it in identifying candidates, but it has the authority to retain a third-party firm or professional for purposes of identifying candidates. Ms. Murphy and Ms. Hopkins were recommended for the Board by another director, Mr. Schmitz.

Stockholder Communications with the Board, Nomination and Proposal Procedures

General Communications with the Board.  As set forth on our website, ir.htlf.com, our Board of Directors can be contacted at our corporate headquarters at 1398 Central Avenue, P.O. Box 778, Dubuque, Iowa 52004-0778, Attn: Angela W. Kelley, Corporate

Secretary, or by telephone at our administrative offices at (563) 589-2100 or toll free at (888) 739-2100. Each communication will be forwarded to the Board or the specific directors identified in the communication as soon as reasonably possible.

Nominations of Directors.  In order for a stockholder nominee to be considered by the Compensation/Nominating Committee as a nominee and be included in our proxy statement, the nominating stockholder must file a written notice of the proposed director nomination with our Corporate Secretary, at the above address, at least 120 days prior to the anniversary of the date the previous year’s proxy statement was mailed to stockholders. For our 2020 Annual Meeting, such notice would need to be received on or before December 16, 2019. Nominations must include the full name and address of the proposed nominee and a brief description of the proposed nominee’s business experience for at least the previous five years. All submissions must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. The Compensation/Nominating Committee may request additional information in order to make a determination as to whether to nominate the person for director.

In accordance with our Bylaws, a stockholder may nominate a director from the floor for election at an Annual Meeting of Stockholders only if such stockholder delivers written notice of the nomination to our Corporate Secretary, at the above address, not less than 30 days nor more than 75 days prior to the date of the Annual Meeting. The stockholder's notice of intention to nominate a director must include (i) the name and address of record of the stockholder who intends to make the nomination; (ii) a representation that the stockholder is a holder of record of shares of the corporation entitled to vote at such meeting, and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the name, age, business and residence address and principal occupation or employment of each nominee; (iv) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (v) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, as then in effect; and (vi) the consent of each nominee to serve as a director of the corporation if so elected. We may request additional information after receiving the notification for the purpose of determining the proposed nominee's eligibility to serve as a director. Persons nominated for election to the Board, in accordance with the above requirements, will not be included in our proxy statement.

Other Stockholder Proposals. To be considered for inclusion in our proxy statement for the 2020 Annual Meeting of Stockholders, stockholder proposals must be received by our Corporate Secretary, at the above address, no later than December 16, 2019, and must otherwise comply with the notice and other provisions of our Bylaws, as well as SEC rules and regulations.

For proposals to be made by a stockholder from the floor and voted upon at an Annual Meeting, the stockholder must file written notice of the proposal with our Corporate Secretary not less than 30 nor more than 75 days prior to the scheduled date of the Annual Meeting.

The stockholder proposal must include a brief description of the proposal and the reasons for making the proposal; the name and address, as they appear with our Transfer Agent, of the stockholder proposing such business; the number of shares of common stock held by the stockholder; and any other financial or other interests of such stockholder in the proposal.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all directors and employees. The Code sets forth the standard of ethics we expect all of our directors and employees to follow, including our Chief Executive Officer and Chief Financial Officer. All directors have received, and acknowledged in writing, the Code of Business Conduct and Ethics Policy, along with the Code of Business Conduct and Ethics Violation Reporting Procedure. The Code of Business Conduct is posted on our website, ir.htlf.com. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding any amendment to, or waiver of, the Code of Business Conduct with respect to our Chief Executive Officer and Chief Financial Officer and persons performing similar functions, by posting such information on our website.

Director Compensation

Our Board of Directors believes that compensation received by a non-employee director should be tied directly to the success of Heartland and, by extension, the success of all Heartland stockholders. Non-employee directors are compensated for service on the Heartland Board of Directors by an annual retainer, committee meeting fees, and issuance of restricted stock units (“RSUs”) granted under the Amended and Restated 2012 Long-Term Incentive Plan in an amount determined by the Compensation/Nominating Committee at its Annual Meeting. In 2018, the grant date fair value of the RSUs was $60,000. The Chair of the Audit/Corporate Governance Committee received an additional grant of RSUs with a grant date fair value of $15,000, while the Chair of the Compensation/Nominating Committee received an additional grant of RSUs with a grant date fair value of $10,000.

The RSUs are awarded as of the date of the Annual Meeting and vest on June 5th of the following year. In the event a director leaves the Board for any reason prior to any vesting date (other than due to death or change of control), the director forfeits all right to the respective RSUs. In the event of the death of the non-employee director or a change in control, the RSUs vest immediately and completely. Additionally, non-employee directors receive a $25,000 annual retainer, which each director may elect to receive in cash or equivalent-value RSUs. Directors serving as committee members of the Compensation/Nominating Committee or Audit/Corporate Governance Committee are also paid $1,000 per committee meeting.

The following table highlights the material elements of our director compensation program:

Compensation Element	2018
Annual Retainer	$25,000	(1)
Annual Equity Award	$60,000	(2)
Annual Audit/Corporate Governance Committee Chair Equity Award	$15,000	(2)
Annual Compensation/Nominating Committee Chair Equity Award	$10,000	(2)
Committee Meeting Fees	$1,000	(3)

(1) Directors may elect to receive the retainer in RSUs or cash
(2) Represents grant date fair value, payable in RSUs
(3) Paid per meeting attended

To further reinforce the tie between directors and stockholders, our directors are subject to stock ownership guidelines that require them to hold common stock with a value of at least three times annual total director compensation. Directors must achieve this holding within five years of being named a director.

Mr. Fuller and Mr. Lee, who were Heartland officers in 2018, did not receive any compensation for serving on the Board of Heartland or any of its subsidiary banks.

Messrs. Flynn, McCoy, Saylor, Schmidt, Schmitz and White and Mmes. Murphy and Hopkins also serve on the Board of one of our subsidiary banks and receive cash compensation and/or Heartland common stock for such service. Our subsidiary banks compensate directors by granting RSUs for Heartland common stock, though the directors are paid in cash for committee work on the Boards of our subsidiary banks. Heartland directors who served as directors of subsidiary banks received 125 RSUs during 2018 for their services on the Boards of subsidiary banks.

The following table shows non-employee director compensation during 2018 for service on the Heartland Board of Directors and the Boards of our subsidiary banks:

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
Mark C. Falb	$37,350	$76,103	$113,453
Thomas L. Flynn	$44,850	$77,956	$122,806
Jennifer K. Hopkins(3)	$12,500	$28,191	$40,691
R. Michael McCoy	$40,850	$67,554	$108,404
Susan J. Murphy(4)	$24,750	$62,423	$87,173
Kurt M. Saylor	$29,050	$67,685	$96,735
John K. Schmidt	$41,200	$67,554	$108,754
Martin J. Schmitz	$28,700	$67,673	$96,373
Duane E. White	$39,425	$67,654	$107,079

(1) The amounts in this column include the annual retainer and fees paid for service on a committee at Heartland or one of Heartland’s subsidiaries. For the retainer portion of director compensation, Messrs. Falb, Schmidt and Schmitz elected to receive $25,000 in cash. Messrs. McCoy, Flynn, Saylor and White, along with Mmes. Murphy and Hopkins, elected to receive equivalent-value RSUs. Messrs. McCoy, Flynn, Saylor and White were granted 460 RSUs. Ms. Murphy received 384 RSUs and Ms. Hopkins received 273 RSUs to reflect the prorated portion of their retainers based upon their appointment dates to the Board.

(2) The amounts in this column represent the fair value, determined based upon the market price of our common stock on the date of grant in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, of RSUs granted for service as directors of Heartland, as well as RSUs granted for service as directors of subsidiary banks.
Each of Messrs. McCoy, Saylor, Schmidt, Schmitz and White were granted 1,110 RSUs on May 16, 2018, as compensation for service on the Board of Directors of Heartland for the period from the 2018 Annual Meeting to the 2019 Annual Meeting. Mr. Falb, who chairs the Audit/Corporate Governance Committee, was granted 1,390 RSUs. Mr. Flynn who chairs the Compensation/Nominating Committee, was granted 1,300 RSUs. Ms. Murphy, who was appointed to the Board effective July 26, 2018, received a prorated total of 925 RSUs for 2018-19 service. Ms. Hopkins, who was appointed to the Board effective December 12, 2018, received a prorated total of 555 RSUs for 2018-19 service.
Messrs. Flynn, McCoy and Schmidt each received 125 RSUs for service as directors of Dubuque Bank and Trust Company on May 15, 2018, Mr. Saylor received 125 RSUs for service as director of Morrill & Janes Bank on May 17, 2018, Mr. White received 125 RSUs for service as director of Minnesota Bank & Trust on May 18, 2018, and Mr. Schmitz and Ms. Murphy received 125 RSUs for service as directors of Citywide Banks on May 25, 2018. Ms. Hopkins joined the Citywide Banks Board in December 2018 and was granted 62 RSUs for her service as a 2018-19 Citywide Banks director.
The aggregate number of RSUs outstanding for each director at December 31, 2018 was: 1,390 for Mr. Falb, 1,885 for Mr. Flynn, 890 for Ms. Hopkins, 1,695 for Mr. McCoy, 1,434 for Ms. Murphy, 1,695 for Mr. Saylor, 1,235 for Mr. Schmidt, 1,235 for Mr. Schmitz and 1,695 for Mr. White.

(3) Ms. Hopkins joined the Board effective December 12, 2018.
(4) Ms. Murphy joined the Board effective July 26, 2018.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists the beneficial ownership of our common stock as of January 31, 2019, by each person we know to beneficially own more than 5% of our outstanding common stock, by each director or each executive officer named in the summary compensation table and by all directors and executive officers of Heartland as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
5% Stockholders
BlackRock, Inc., 55 East 52nd Street, New York, NY 10022	2,252,763	(3)	6.5%
Directors and Nominees
Mark C. Falb	180,874	(4)	*
Thomas L. Flynn	80,334	(5)	*
Lynn B. Fuller	1,047,370	(6)	3.0%
Jennifer K. Hopkins	—		*
Bruce K. Lee	19,274		*
R. Michael McCoy	48,510	(7)	*
Susan J. Murphy	2,539		*
Kurt M. Saylor	160,531	(8)	*
John K. Schmidt	129,964	(9)	*
Martin J. Schmitz	295,097	(10)	*
Duane E. White	19,924		*
Other Named Executive Officers
Brian J. Fox	17,114	(11)	*
Bryan R. McKeag	17,198	(12)	*
Andrew E. Townsend	29,051	(13)	*
All Directors and Executive Officers as a Group (20 persons)	2,094,639		6.1%

* Less than one percent
(1) The above beneficial owners have sole voting and investment power with respect to shares of common stock owned, except as set forth in the footnotes below. Share totals include restricted stock units that will vest within 60 days of January 31, 2019.

(2) Based upon 34,567,872 shares of common stock outstanding on January 31, 2019, plus any restricted stock units that will vest within 60 days of January 31, 2019 for that person.
(3) Based upon a Schedule 13G/A filed on February 4, 2019. BlackRock, Inc. has sole voting power with respect to 2,114,283 shares and sole dispositive power with respect to 2,252,763 shares.
(4) Includes 68,856 shares held in a trust for which Mr. Falb's spouse serves as trustee, 40,018 shares held in a trust for which Mr. Falb serves as trustee, and 72,000 shares held in a charitable foundation in which Mr. Falb has no pecuniary interest.

(5) Includes 3,081 shares held by Mr. Flynn's spouse in an individual retirement account (IRA) and 37,411 shares held by Mr. Flynn jointly with his spouse.
(6) Includes 5,000 shares held in a trust for which Mr. Fuller’s spouse serves as trustee, 59,019 shares held in a GST trust for which Mr. Fuller serves as sole trustee, and 301,616 shares held in a limited liability limited partnership, for which Mr. Fuller acts as a general partner and for which his spouse and two sons are limited partners. Of the shares of common stock disclosed in the table, Mr. Fuller has pledged 151,177 shares as collateral for a personal loan.

(7) Includes 35,043 shares held by Mr. McCoy jointly with his spouse and 13,467 shares held in a trust for which Mr. McCoy's spouse serves as trustee.
(8) Includes 46,311 shares held in a trust for which Mr. Saylor's spouse serves as trustee, and 114,220 shares held in a trust for which Mr. Saylor serves as trustee.
(9) Includes an aggregate of 18,483 shares held by Mr. Schmidt’s spouse and minor child and 3,506 shares held by Mr. Schmidt jointly with his spouse.
(10) Includes 226,460 shares held by Padekeky Investments, LLC, of which Mr. Schmitz is a controlling stockholder.
(11) Shares are held in a revocable trust for which Mr. Fox serves as trustee.
(12) Shares are held in a living trust for which Mr. McKeag serves as trustee.
(13) Includes 24,485 shares held by Mr. Townsend jointly with his spouse.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that our directors, executive officers and 10% stockholders file reports of ownership and changes in ownership with the SEC. Such persons are also required to furnish us with copies of all Section 16(a) forms they file. The following directors and executive officers each filed one late report covering one transaction on Form 4 during the year ended December 31, 2018: Messrs. Coyle, Fox, Lynn B. Fuller, Lynn H. Fuller, McKeag, Sloan, Townsend and Ms. Quick. Based upon information provided by officers and directors, except with respect to these late reports, we believe all our officers, directors and 10% stockholders filed all reports on a timely basis in 2018.

EXECUTIVE OFFICER COMPENSATION Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis (“CD&A”) addresses our total compensation philosophy and objectives with respect to our named executive officers. The CD&A also covers compensation factors, elements of compensation and the basis for compensation decisions for 2018.

We design our executive compensation program to be both competitive in the marketplace and to align the interests of our executive officers with the long-term interests of our stockholders. Our goal is to pay total direct compensation (base salary plus annual and long-term incentive compensation) that is competitive in our markets, and that attracts and retains talented executives. This generally means that we pay total direct compensation near the median of our peer group for comparable positions for target performance. Base salaries of our executives are typically near the peer group median, and in conjunction with annual and long-term incentive compensation, are targeted at the median. Incentives can be earned at above-median rates, but generally only for outstanding performance relative to the performance standards established by the Compensation/Nominating Committee.

Chief Executive Officer Succession. At our Annual Meeting of Stockholders on May 16, 2018, we announced that Bruce Lee, President and a director of Heartland, would be appointed to the additional office of Chief Executive Officer effective June 1, 2018. Mr. Lee succeeded existing Chief Executive Officer Lynn Fuller, who moved into the role of Executive Operating Chairman, allowing him to continue his strategic guidance for the Company.

2018 Highlights. 2018 was a year of solid performance for our Company, including the following highlights:

*	Annual net income of $117.0 million, an increase of 55% over 2017;	HIGHLIGHTS
*	Total assets increased to $11.41 billion, an increase of 16% from year end 2017;
*	Net interest margin of 4.26%, compared to 4.04% during 2017;	* Annual Net Income Ý55%
*	Diversified our market area and asset base with the acquisition of Signature Bank of Minnetonka, Minnesota (1st Quarter 2018) and First Bank & Trust of Lubbock, Texas (2nd Quarter 2018); and	* Total Assets Ý16%
* 4.26% Net Interest Margin
*	Announced agreement to acquire Bank of Blue Valley of Kansas City, Kansas (1st Quarter 2019).

Elements of Executive Compensation. Our executive compensation program includes a mix of base salary, annual incentive, and equity awards. Variable compensation based on performance is a significant component of total compensation. Our performance standards for annual incentive cash awards link to return on tangible common equity, efficiency ratio, loan growth and deposit growth. Payout continues to range from 0% to 150% for all incentive opportunities to enhance the sensitivity of awards to performance. Targets for our performance standards are determined with reference to median peer performance, Heartland’s historical performance and Heartland’s 2018 financial plan targets.

For long-term incentives, we continue to use a balanced portfolio approach, whereby we granted a blend of time-based RSUs and one-year and three-year performance-based RSUs. Time-based RSUs vest ratably over three years, while the one-

year performance-based RSUs vest two years after measurement of performance and the three-year performance-based RSUs vest immediately upon measurement of performance. One-year performance-based RSUs were awarded based on 2018 earnings per share and both organic and acquired loan growth. Three-year performance-based RSUs were based on three-year earnings per share growth in comparison to peers and three-year return on tangible common equity in comparison to peers. Return on tangible common equity is defined as the amount equal to (a) net income available to common shareholders, divided by (b) average common equity less goodwill and core deposit intangibles and customer relationship intangibles, net. This measure is not determined in accordance with generally accepted accounting principles (“GAAP”).

We believe that this compensation program has, over the past five years, very closely aligned the value we have generated for stockholders with the compensation of our executives. The table below, which graphs CEO pay against total stockholder return (“TSR”), illustrates the alignment of CEO pay with company performance:

(1) Indexed TSR assumes an initial investment of $100 at the start of year one (2014) and reflects the annual increase/(decrease) in such investment as a result of annual total shareholder return ("TSR").

(2) 2018 represents Mr. Lee's Total Compensation as disclosed in the Summary Compensation Table. Years 2014-2017 represent Mr. Fuller's Total Compensation as disclosed in the Summary Compensation Table.

(3) Reflects the 50th percentile of Heartland's 2018 primary peer group, which is described later in this Compensation Discussion and Analysis section.
(4) Reflects the 50th percentile of Heartland’s 2018 secondary peer group, a broader group of banks with total assets ranging in size from $6.8B to $25B in Assets.

Administration of Our Executive Compensation Program

Role of the Compensation/Nominating Committee. The Compensation/Nominating Committee, which consists solely of independent directors, is primarily responsible for setting executive compensation for Heartland and then reporting its decisions to our Board of Directors. Each year, at its January and March meetings, the Compensation/Nominating Committee makes decisions on base salary adjustments, annual and long-term incentive awards based on prior performance, and performance standards and targets for the coming year.

In making compensation decisions, the Compensation/Nominating Committee reviews and evaluates a broad range of material requested and received from management and its compensation consultant, including but not limited to, the following:

*	financial reports covering, among other things, historical and year-to-date financial performance vs. the financial plan and financial performance vs. the peer group;
*	individual performance information for the CEO and other executive officers;
*	reports on Heartland’s strategic objectives and future financial plans;
*	information on executive officers’ stock ownership;
*	agreements and other plan documents regarding compensation; and
*	competitive market data from consultants retained by the Compensation/Nominating Committee.

In formulating our performance-based compensation programs for executive officers, our Compensation/Nominating Committee considers the risk created by tying compensation to financial goals, including the risk of encouraging short-term behavior by tying a portion of compensation to annual goals, and the risks presented by encouraging higher earnings and asset and deposit growth. The Compensation/Nominating Committee is guided by the Guidance on Sound Incentive Compensation Policies jointly issued by the financial institution regulatory agencies in 2010, which establishes a framework for assessing the soundness of incentive compensation plans, programs and arrangements maintained by financial institutions, and encourages balanced risk-taking incentives compatible with effective controls and risk management and with general principles of strong corporate governance. The Compensation/Nominating Committee meets with Heartland’s Chief Risk Officer annually and discusses the management of any risks presented by its annual incentive program.

The Compensation/Nominating Committee believes that a sensible approach to balancing risk-taking and rewarding achievement of reasonable, but not necessarily easily attainable, goals has always been a component of the executive compensation program. The Compensation/Nominating Committee has regularly revisited the joint agency guidance as an effective tool for conducting its own assessment of the balance between risk and reward built into Heartland’s executive compensation program.

The Compensation/Nominating Committee reviewed with the Chief Risk Officer of Heartland the incentive compensation arrangements for the named executive officers and has made reasonable efforts to ensure that such arrangements are appropriately balanced, do not create inappropriate risk-taking and do not impair the safety and soundness of Heartland and its subsidiary banks. We believe that tying a substantial portion of total direct compensation to long-term incentives keeps the named executive officers focused on the company’s long-term performance. Other features in our executive compensation program discourage excessive risk-taking and encourage a focus on long-term performance. These features include performance standards that account for quality of growth, meaningful stock ownership guidelines and clawback provisions.

Role of Management. Our management evaluates employee performance, establishes business performance targets and objectives and recommends salaries, cash incentive and equity awards. Our Executive Operating Chairman, President and CEO, Corporate Secretary and Chief Human Resources Officer assist the Chairman of the Compensation/Nominating Committee with setting the agenda for the Committee’s meetings and coordinate the preparation of materials for all such meetings. At the request of the Compensation/Nominating Committee, our Executive Operating Chairman, President and CEO, and Chief Human Resources Officer also provide information regarding our strategic objectives, evaluations of executive officers’ performance and compensation recommendations for executive officers other than themselves. Our Executive Operating Chairman, President and CEO, and Chief Human Resources Officer do not approve the compensation arrangements of any executive officers or participate in the formulation of their own compensation.

Role of Advisors - Peer Comparison. Grant Thornton LLP (“GT”) was retained by the Compensation/Nominating Committee in 2018 to provide compensation consulting services. GT’s role includes providing market information on compensation levels and practices, assisting in the design of compensation programs, providing input on related technical and regulatory matters and working with other advisors in developing peer groups.

In considering the retention of GT, the Compensation/Nominating Committee assessed GT’s independence in accordance with Nasdaq listing standards and considered that:

*	GT does not provide any other services to Heartland;
*	The fees paid to GT by Heartland for its services as compensation consultant represent an insignificant portion of the total revenues of GT;
*
GT maintains policies and procedures designed to prevent conflicts of interest between GT and the companies to which it provides services, as well as between its individual employees and such companies;

*	Neither Heartland nor any member of the Compensation/Nominating Committee has any other business or personal relationship with GT or the employees of GT who provide services to the Committee;
*	GT, and its employees who provide services to the Compensation/Nominating Committee, do not own any shares of Heartland common stock; and
*	No executive officer of Heartland has any business or personal relationship with GT or its employees who provide services to the Compensation/Nominating Committee.

Based upon these and other factors, the Compensation/Nominating Committee concluded that the retention of GT did not present any conflicts of interest and that such retention was appropriate.

The Compensation/Nominating Committee annually reviews a competitive analysis generated by its compensation consultant as a benchmark for our executive compensation program. The Committee establishes appropriate and competitive ranges of annual and long-term compensation, with consideration for comparable benchmarks within the primary peer group. Various components of executive compensation (e.g., base salaries, equity compensation, retirement plan contributions and other benefits) are benchmarked against comparable positions within the primary peer group. In addition, the Compensation/Nominating Committee reviews information prepared by the compensation consultant on the usage of shares and related dilution levels for equity incentive plans within the primary peer group.

The Compensation/Nominating Committee, with the assistance of its compensation consultant, annually reviews the primary peer group which it uses to analyze the competitiveness of our executive compensation program. The members of the primary peer group are selected based on comparable industry, amount of total assets, market cap, and growth and returns over the past three to five years. Based on the criteria above, the 2018 primary peer group added two companies, Bank of Hawaii and Trustmark Corporation, and removed three companies from the 2017 primary peer group, FCB Financial holdings, Inc., 1st Source Corporation and First Busey Corporation. The table below lists the 27 companies that comprise our 2018 primary peer group:

NAME	CITY, STATE	TICKER	NAME	CITY, STATE	TICKER
Western Alliance Bancorporation	Phoenix, AZ	WAL	Banner Corporation	Walla Walla, WA	BANR
Chemical Financial Corporation	Midland, MI	CHFC	Banc of California, Inc.	Irvine, CA	BANC
Bank of Hawaii Corporation	Honolulu, HI	BOH	First Merchants Corporation	Muncie, IN	FRME
Simmons First National Corporation	Pine Bluff, AR	SFNC	NBT Bancorp Inc.	Norwich, NY	NBTB
Trustmark Corporation	Jackson, MS	TRMK	LegacyTexas Financial Group, Inc.	Plano, TX	LTXB
Union Bankshares Corporation	Richmond, VA	UBSH	Independent Bank Corp.	Rockland, MA	INDB
Columbia Banking System, Inc.	Tacoma, WA	COLB	Eagle Bancorp, Inc.	Bethesda, MD	EGBN
First Interstate BancSystem, Inc.	Billings, MT	FIBK	Southside Bancshares, Inc.	Tyler, TX	SBSI
Great Western Bancorp, Inc.	Sioux Falls, SD	GWB	BancFirst Corporation	Oklahoma City, OK	BANF
International Bancshares Corporation	Laredo, TX	IBOC	Park National Corporation	Newark, OH	PRK
Glacier Bancorp, Inc.	Kalispell, MT	GBCI	S&T Bancorp, Inc.	Indiana, PA	STBA
Ameris Bancorp	Moultrie, GA	ABCB	Tompkins Financial Corporation	Ithaca, NY	TMP
Customers Bancorp, Inc.	Wyomissing, PA	CUBI	Flushing Financial Corporation	Uniondale, NY	FFIC
Renasant Corporation	Tupelo, MS	RNST

Because it recognizes the inherent limitations on benchmarked data, the Compensation/Nominating Committee does not establish compensation based on pre-established ratios of executive compensation to peer group data. Instead, peer group data is one factor in the Committee’s analysis, and it is used for a validation check of the final compensation package chosen for our executives.

Consideration of Advisory Vote. As determined by our stockholders in 2017, we annually submit our executive compensation arrangements to stockholders for a non-binding, advisory vote. The Compensation/Nominating Committee believes that an annual “say on pay” vote provides it with more direct and current input regarding the effectiveness of its compensation policies. At each of our Annual Meetings since the “say on pay” vote began, over 94% of the votes have been cast in favor of our executive compensation program. The Compensation/Nominating Committee interprets this high level of approval as an indication of our stockholders’ endorsement of the program. The Compensation/Nominating Committee recognizes that effective practices evolve, and the Committee will continue to consider changes as needed to keep our executive compensation program competitive and performance-based.

Elements of Compensation

The compensation of our named executive officers is comprised of four primary components: (1) base salary, (2) annual incentive cash awards, and (3) long-term incentive equity compensation, which together constitute total direct compensation, and (4) additional benefits.

As illustrated by the following table, a substantial part of our CEO’s total direct compensation for 2018 was performance-based:

2018 CEO Total Direct Compensation Mix - Bruce K. Lee
Fixed Compensation	Amount	% of Total Compensation
Base Salary	$576,000	40%
Total Fixed Compensation	$576,000	40%

Variable-Based Compensation	Amount	% of Total Compensation
Long-Term Equity Incentive - Performance-Based RSUs	$294,427	20%
Long-Term Equity Incentive - Time-Based RSUs	$126,191	9%
Annual Incentive Cash Award	$455,263	31%
Total Variable-Based Compensation	$875,881	60%

Total Direct Compensation	$1,451,881	100%

Base Salary. The Compensation/Nominating Committee regards base salary as an important component of executive compensation because it provides executives with the assurance of a regular income. Base salaries are intended to assist us in attracting executives and recognizing different levels of responsibility and contribution. The Compensation/Nominating Committee targets base salaries for our named executive officers near the peer group median for comparable positions, with additional consideration given to the executive’s qualifications and experience, scope of responsibility and potential to achieve the goals and objectives established. Past performance and internal pay equity are also considered.

The following table lists the base salaries for our named executive officers in 2018 in comparison to 2017 and 2016:

Officer	2016	2017	2018
Bruce K. Lee	$400,000	$485,417	$576,000
Lynn B. Fuller	$499,219	$501,675	$512,963
Bryan R. McKeag	$312,113	$316,913	$343,500
Brian J. Fox	$—	$275,025	$298,000
Andrew E. Townsend	$240,000	$266,250	$297,500

Mr. Lee, who was appointed to the role of CEO effective June 1, 2018, received a significant increase in base salary in conjunction with his promotion. Mr. Fuller, who moved from CEO to the position of Executive Operating Chairman in June 2018, received a modest base salary increase in line with market trends for his position. Messrs. McKeag, Fox and Townsend received base salary increases in 2018 to align them more closely to the peer group median for their positions.

Annual Incentive Cash Awards. Our Compensation/Nominating Committee administers an executive incentive program that allows our named executive officers to earn annual incentive cash awards. The performance standards for the awards are designed to encourage not only financial performance, but to ensure growth in quality assets, to limit excessive risk-taking and to reward adherence to our longer-term financial plan. For our named executive officers, targets for the performance standards are based on Heartland’s financial plan targets, with all of our named executive officers having a portion of their annual incentive tied to Heartland’s return on tangible common equity (“ROTCE”); efficiency ratio; loan growth, exclusive of loans obtained through acquisitions (“organic loan growth”); acquired loan growth; deposit growth, excluding certificates of deposit and deposits obtained through acquisitions (“organic deposit growth”); and acquired deposit growth. As Chief Credit Officer, Mr. Townsend does not have a component for deposit growth, but instead has performance standards for non-performing assets and net charge-offs.

The target annual incentive cash award for each named executive officer is based upon a percentage of his base salary. For 2018, the target annual incentive was 80% of base salary for Messrs. Lee and Fuller, 60% for Mr. McKeag, and 50% for Messrs. Townsend and Fox.

The total annual incentive cash award for each named executive officer is the sum of smaller awards based on each of the performance standards described above. The smaller awards are calculated using the following formula:

Award Based on Each Performance Standard	=	Executive Officer’s Salary	x	Target Annual Incentive	x	Weighting of Performance Standard	x	(2018 Result ÷ 2018 Target)

The named executive officers may receive a maximum payout of up to 150% of target on all performance standards. No payout is received if threshold levels of performance are not met, with payouts beginning at 50% of targeted award levels for threshold performance.

Because we believe earnings and ROTCE are the most important indicators of market performance, and therefore best align the interests of our named executive officers with our stockholders, the largest proportion of the potential annual incentive cash award of our named executive officers is based upon ROTCE. To encourage superior performance, our ROTCE target is set at 15% or greater, which we believe is strong performance in relation to our peers based on competitive analysis.

The efficiency ratio is the second largest factor in the named executive officers’ annual incentive cash awards. This performance standard focuses attention on organizational efficiency. We believe the efficiency ratio, which measures productivity, is another important indicator of returning value to our stockholders.

As a growth-oriented bank holding company, it is also our objective to encourage growth in our most important asset: loans. Accordingly, both organic loan growth and acquired loan growth are significant factors for the annual incentive cash award of each of our named executive officers. Furthermore, because Mr. Townsend is in a particularly important position to influence the quality of loan growth, we base a portion of his annual incentive cash award on the ratio of nonperforming assets to total assets and on the ratio of net charge-offs to average total loans.

Our Compensation/Nominating Committee also bases a portion of the annual incentive cash award on organic deposit growth and acquired deposit growth for all named executive officers other than Mr. Townsend. Deposit growth is important to maintain liquidity and healthy reserves and to uphold a strong net interest margin.

The remaining component upon which a portion of a named executive officer’s annual incentive cash award may be earned is a discretionary standard. This allows the Compensation/Nominating Committee to take a broader view of the prior year’s performance and allows the Committee to consider additional qualitative and quantitative factors, including risk management, merger and acquisition activity, credit quality, talent management, leadership, regulatory relations, special projects and unplanned/unexpected circumstances. Because of the strong leadership of Messrs. McKeag, Fox and Townsend in their respective functional areas: finance, operations, and credit, the Committee awarded a payout of 125% to each in the discretionary category. The Committee believed Messrs. Fuller and Lee provided solid strategic leadership for the Company, with Mr. Fuller focusing on investor relations, merger and acquisition activity, and risk management, and Mr. Lee focusing on operational leadership and management. Accordingly, Committee awarded Mr. Fuller a 100% payout and Mr. Lee a 90% payout within the discretionary category.

The tables below show business plan targets and 2018 results that were used to calculate the annual incentive cash award for each of our named executive officers, dollars in thousands. Payouts can be found in the column “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table:

Mr. Lee
Performance Standard	Weighting	2018 Target	2018 Result	2018 Score
Return on Tangible Common Equity (non-GAAP)(1)	40.00%	15.00%	14.79%	90.00%
Efficiency Ratio (non-GAAP)(2)	10.00%	65.00%	63.54%	137.00%
Loan Growth, Organic	7.50%	$255,659	$106,712	—%
Loan Growth, Acquired	7.50%	$500,000	$1,005,548	150.00%
YTD Non-Time Deposit Growth, Organic	7.50%	$288,938	$326,748	126.00%
YTD Non-Time Deposit Growth, Acquired	7.50%	$500,000	$918,051	142.00%
Board Discretionary	20.00%	100.00%	90.00%	90.00%

Mr. Fuller
Performance Standard	Weighting	2018 Target	2018 Result	2018 Score
Return on Tangible Common Equity (non-GAAP)(1)	40.00%	15.00%	14.79%	90.00%
Efficiency Ratio (non-GAAP)(2)	10.00%	65.00%	63.54%	137.00%
Loan Growth, Organic	7.50%	$255,659	$106,712	—%
Loan Growth, Acquired	7.50%	$500,000	$1,005,548	150.00%
YTD Non-Time Deposit Growth, Organic	7.50%	$288,938	$326,748	126.00%
YTD Non-Time Deposit Growth, Acquired	7.50%	$500,000	$918,051	142.00%
Board Discretionary	20.00%	100.00%	100.00%	100.00%

Mr. McKeag
Performance Standard	Weighting	2018 Target	2018 Result	2018 Score
Return on Tangible Common Equity (non-GAAP)(1)	40.00%	15.00%	14.79%	90.00%
Efficiency Ratio (non-GAAP)(2)	10.00%	65.00%	63.54%	137.00%
Loan Growth, Organic	7.50%	$255,659	$106,712	—%
Loan Growth, Acquired	7.50%	$500,000	$1,005,548	150.00%
YTD Non-Time Deposit Growth, Organic	7.50%	$288,938	$326,748	126.00%
YTD Non-Time Deposit Growth, Acquired	7.50%	$500,000	$918,051	142.00%
Board Discretionary	20.00%	100.00%	125.00%	125.00%

Mr. Fox
Performance Standard	Weighting	2018 Target	2018 Result	2018 Score
Return on Tangible Common Equity (non-GAAP)(1)	40.00%	15.00%	14.79%	90.00%
Efficiency Ratio (non-GAAP)(2)	10.00%	65.00%	63.54%	137.00%
Loan Growth, Organic	7.50%	$255,659	$106,712	—%
Loan Growth, Acquired	7.50%	$500,000	$1,005,548	150.00%
YTD Non-Time Deposit Growth, Organic	7.50%	$288,938	$326,748	126.00%
YTD Non-Time Deposit Growth, Acquired	7.50%	$500,000	$918,051	142.00%
Board Discretionary	20.00%	100.00%	125.00%	125.00%

Mr. Townsend
Performance Standard	Weighting	2018 Target	2018 Result	2018 Score
Return on Tangible Common Equity (non-GAAP)(1)	40.00%	15.00%	14.79%	90.00%
Efficiency Ratio (non-GAAP)(2)	10.00%	65.00%	63.54%	137.00%
Loan Growth, Organic	7.50%	$255,659	$106,712	—%
Loan Growth, Acquired	7.50%	$500,000	$1,005,548	150.00%
Nonperforming Assets to Total Assets	10.00%	0.80%	0.69%	128.00%
Net Charge-Offs to Average Loans Outstanding(3)	10.00%	0.15%	0.21%	—%
Board Discretionary	15.00%	100.00%	125.00%	125.00%

(1) Refer to the table, “Reconciliation of Non-GAAP Measure - Return on Tangible Common Equity.”
(2) Refer to the table “Reconciliation of Non-GAAP Measure - Efficiency Ratio.”
(3) Mr. Townsend’s net charge-off result excludes a $3.1 million charge-off related to the sale of the loan portfolios of Citizens Finance Co. and Citizens Finance of Illinois Co. (collectively, “Citizens”). The Citizens’ loan portfolios were required to be recorded at fair value due to the held for sale classification, which resulted in a charge-off of $3.1 million in the fourth quarter of 2018.

Below are the components of the return on tangible common stockholders’ equity calculation that reconcile to the most directly comparable GAAP measures, dollars in thousands:

Reconciliation on Non-GAAP Measure - Return on Tangible Common Equity
For the Year Ended December 31, 2018
Net income available to common stockholders (GAAP)	$116,959

Average common stockholders’ equity (GAAP)	$1,177,346
Less average goodwill	340,352
Less average core deposit intangibles and customer relationship intangibles, net	46,206
$790,788

Return on average common equity (GAAP)	9.93%
Return on average tangible common equity (non-GAAP)(1)	14.79%

(1) Return on average tangible common equity is net income available to common stockholders divided by average common stockholders' equity less goodwill and core deposit intangibles and customer deposit intangibles, net. This financial measure is included as it is considered to be a critical metric to analyze and evaluate financial condition and capital strength. This measure should not be considered a substitute for operating results determined in accordance with GAAP.

Below are the components of the efficiency ratio that reconcile to the most directly comparable GAAP measures, dollars in thousands:

Reconciliation of Non-GAAP Measure - Efficiency Ratio
For the Year Ended December 31, 2018
Net interest income (GAAP)	$413,954
Tax-equivalent adjustment(1)	6,228
Net interest income - tax equivalent (non-GAAP)	420,182
Noninterest income	109,160
Securities gains, net	(1,085)
Unrealized gain on equity securities, net	(212)
Adjusted income (non-GAAP)	$528,045

Total noninterest income expenses (GAAP)	$353,888
Less:
Core deposit intangibles and customer relationship intangibles amortization	9,355
Partnership investment in historic rehabilitation tax credits	4,233
Loss on sales/valuations of assets, net	2,208
Restructuring expenses	2,564
Adjusted noninterest income expenses (non-GAAP)	$335,528
Efficiency ratio, fully tax-equivalent (non-GAAP)(2)	63.54%

(1) Computed on a tax equivalent basis using an effective tax rate of 21%.
(2) Efficiency ratio, fully tax-equivalent, expresses adjusted noninterest expenses as a percentage of fully tax-equivalent net interest income and noninterest income. This efficiency ratio is presented on a tax-equivalent basis, which adjusts net interest income and noninterest income expenses for the tax favored status of certain loans, securities, and tax credit projects. Management believes the presentation of this non-GAAP measure enhances the comparability of income and expenses arising from taxable and nontaxable sources and excludes specific items, as noted in the table. This measure should not be considered a substitute for operating results determined in accordance with GAAP.

Long-Term Incentive Equity Compensation. The Compensation/Nominating Committee believes that equity compensation can be an effective tool for aligning the long-term interests of management with those of stockholders. Since 2012, our Compensation/Nominating Committee has granted our named executive officers a combination of RSUs that vest based on time and continued employment, and RSUs that must be earned based upon annual performance. In addition to our time-based

RSUs and one-year performance-based RSUs, in 2016, the Compensation/Nominating Committee added three-year performance-based RSUs to the long-term equity compensation pool to encourage long-term decision-making. All forms of equity incentive are intended to enhance our ability to retain and attract senior leadership talent, provide compensation opportunities tied to long-term service and stockholder value, and reinforce our pay-for-performance and stockholder-alignment philosophy. The equity compensation is administered through our Amended and Restated 2012 Long-Term Incentive Plan.

The time-based RSUs that we have granted under this program vest in three equal installments, starting on the first anniversary of the date of grant, and become fully vested on the third anniversary of the grant date. All outstanding time-based RSUs with a grant date in 2015 or earlier vest in three equal installments, starting on the third anniversary of the grant date, and become fully vested on the fifth anniversary of the grant.

The one-year performance-based RSUs that we granted in 2018 have a one-year performance period and are earned (1) 70% based upon achieving earnings per share targets, and (2) 30% based upon achieving loan growth targets, both organic and acquired. The one-year performance-based RSUs vest two years after they are earned. Named executive officers may receive a maximum payout of 150% of target for outstanding performance. No payout is received if threshold levels of performance are not met, with payouts beginning at 50% of targeted award levels for threshold performance. In 2018, the named executive officers received no score for the one-year performance-based RSUs tied to achievement of Heartland’s earnings per share targets. The named executive officers received a 150% score for acquired loan growth and no score for organic loan growth, resulting in a 75% score for the loan growth metric in the one-year performance-based RSUs. Accordingly, the named executive officers received a payout of 22.5% of target for the one-year performance-based RSUs.

The three-year performance-based RSUs that we granted in 2018 have a three-year performance period, and are earned (1) 50% based upon Heartland’s earnings growth in comparison to its secondary peer group, and (2) 50% based upon Heartland’s return on tangible common equity in comparison to its secondary peer group. The three-year performance-based RSUs granted in 2018 will vest on a measurement date in 2021, upon a review of aggregate performance from fiscal year 2018 through fiscal year 2020. Named executive officers may receive a maximum payout of 150% of target for outstanding performance. No payout is received if threshold levels of performance are not met, with payouts beginning at 50% of targeted award levels for threshold performance.

In granting performance-based RSUs to the named executive officers, the Compensation/Nominating Committee considers the overall allocation of RSUs to ensure that the target number of performance-based RSUs granted is equal to or greater than the number of time-based RSUs granted. In 2018, the RSU awards to the named executive officers were roughly 30% time-based RSUs, 30% one-year performance-based RSUs and 40% three-year performance-based RSUs. The Compensation/Nominating Committee strives to grant RSUs with an aggregate grant date fair value that is competitive in the context of an executive’s performance and position.

Other Compensation and Benefits. We have historically limited perquisites and other types of non-cash benefits to reinforce a pay-for-performance orientation and to minimize expenses. Such non-cash benefits, when provided, can include use of a company-owned vehicle or a vehicle allowance, payment of 50% of country club or social club dues, and an allowance for moving expenses.

Heartland is a majority owner of a Cessna business jet. The aircraft is used to transport personnel to meetings at various Heartland locations. The jet also provides transportation for Heartland executives to business meetings and transports Heartland executives, directors, major stockholders and customers for business development purposes. It is our policy that the aircraft is not to be utilized for personal benefit; however, on occasion, and subject to applicable regulations, an executive officer's or a director's family member may board a flight if an empty seat is available on a regularly-scheduled business flight. We believe such usage does not create any incremental cost to Heartland.

Heartland does provide additional life insurance benefits to certain officers of Heartland under a number of different executive life insurance programs.

Executive officers also participate in our other broad-based employee benefit programs on the same terms as similarly situated employees, including our 2016 Employee Stock Purchase Plan, health insurance plans and a defined contribution retirement savings plan.

We provide severance and change in control arrangements to our named executive officers that are described under “Potential Payments upon Termination or Change in Control.”

Key Policies

Prohibition on Hedging. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director or executive officer to continue to own securities of the Company, but without the full risks and rewards of ownership. When this situation occurs, the director or executive officer may no longer have the same objectives as the Company’s other stockholders. Therefore, directors and executive officers are prohibited from engaging in any such hedging transactions.

Clawback Provisions. Regardless of whether we meet the performance targets, however, our Compensation/Nominating Committee has authority to claw back the RSUs if we are subject to significant regulatory action or a regulatory body has identified any material weakness in our operations or the operations of our subsidiaries. Both the time-based and performance-based RSU agreements contain clawback provisions that allow any amount or benefit received to be canceled, recouped, rescinded, or otherwise reduced.

Tax Deductible Compensation.  Section 162(m) of the Internal Revenue Code, as in effect prior to the enactment of the Tax Cuts and Jobs Act of 2017 (“TCJA”), generally disallowed a tax deduction to public companies for compensation of more than $1 million paid in any taxable year to each “covered employee,” consisting of the CEO and the three other highest paid executive officers employed at the end of the year (other than the CFO).  Performance-based compensation was exempt from this deduction limitation if the Company met specified requirements set forth in the Internal Revenue Code and applicable Treasury Regulations.  The TCJA retained the $1 million deduction limit, but repealed the performance-based compensation exemption from the deduction limit and expanded the definition of “covered employees,” effective for taxable years beginning after December 31, 2017.  Consequently, compensation paid in 2018 and later years to our named executive officers in excess of $1 million will not be deductible unless it qualifies for transitional relief applicable to certain binding, written performance-based compensation arrangements that were in place as of November 2, 2017.  While the Compensation/Nominating Committee considers the deductibility of executive compensation under Section 162(m) when evaluating particular compensation programs in the context of the Compensation Committee's broader compensation objectives and overall compensation philosophy, the Compensation Committee believes it is important to maintain cash and equity incentive compensation at the levels needed to attract and retain the named executive officers essential to our success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

Compensation/Nominating Committee Report

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that this Compensation Discussion and Analysis be included in the proxy statement for the year ended December 31, 2018.

Members of the Compensation/Nominating Committee,

Mark C. Falb
Thomas L. Flynn
Jennifer K. Hopkins
R. Michael McCoy
Susan G. Murphy
John K. Schmidt
Duane E. White

Summary Compensation Table

The following table sets forth information concerning the compensation of our Chief Executive Officer, our Chief Financial Officer and our other three most highly compensated executive officers (collectively, the “named executive officers”) for the fiscal years ended December 31, 2018, 2017 and 2016. Effective June 1, 2018, our President, Bruce K. Lee, was promoted to the additional office of Chief Executive Officer, and Lynn B. Fuller transitioned to Executive Operating Chairman:

Name & Principal Position	Year	Salary(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation	All Other Compensation(3)	Total
Bruce K. Lee	2018	$576,000	$420,618	$455,263	$40,164	$1,492,045
President &	2017	$485,417	$395,684	$341,345	$18,900	$1,241,346
Chief Executive Officer	2016	$400,000	$289,302	$336,179	$18,550	$1,044,031
Lynn B. Fuller	2018	$512,963	$422,110	$413,647	$21,256	$1,369,976
Executive Operating Chairman	2017	$501,675	$417,944	$352,778	$20,833	$1,293,230
	2016	$499,219	$369,591	$416,426	$20,380	$1,305,616
Bryan R. McKeag	2018	$343,500	$200,612	$218,051	$20,904	$783,067
Executive Vice President	2017	$316,913	$195,980	$167,713	$19,025	$699,631
Chief Financial Officer	2016	$312,113	$123,238	$173,568	$18,550	$627,469
Brian J. Fox(4)	2018	$298,000	$147,187	$157,640	$19,250	$622,077
Executive Vice President	2017	$275,025	$108,394	$123,060	$18,900	$525,379
Operations	2016	$—	$—	$—	$—	$—
Andrew E. Townsend	2018	$297,500	$144,589	$137,183	$19,911	$599,183
Executive Vice President	2017	$266,250	$124,942	$126,363	$19,502	$537,057
Chief Credit Officer	2016	$240,000	$150,705	$140,400	$18,886	$549,991

(1) The amounts shown include amounts deferred at the discretion of the executive officer under our retirement plan.
(2) The amounts shown represent the grant date fair market value of RSUs computed in accordance with FASB ASC Topic 718. With respect to the performance-based RSUs, the value reflected assumes that the targeted level of performance conditions will be achieved; however, named executive officers may receive a maximum payout of 150% of target. The maximum value of stock awards granted in 2018 is: $567,832 for Mr. Lee; $569,849 for Mr. Fuller; $270,836 for Mr. McKeag; $195,198 for Mr. Townsend; and $198,734 for Mr. Fox. See the discussion of equity awards in Note 16 of our financial statements for the year ended December 31, 2018, contained in our Annual Report to Stockholders, for all assumptions made in the valuation of the RSUs.

(3) The elements of “All Other Compensation” include company contributions to our 401(k) defined contribution plan, payment of executive life insurance premiums for four executives, and for Mr. Lee, payment of an auto allowance in 2018. The table below sets forth the components of All Other Compensation during 2018.

(4) Mr. Fox became a named executive officer in 2017.

Name	Employer Contributions to 401(k) Retirement Plan	Executive Split-Dollar Life Insurance Program	Perquisites(1)	Total
Bruce K. Lee	$19,250	$276	$20,638	$40,164
Lynn B. Fuller	$19,250	$2,006	$—	$21,256
Bryan R. McKeag	$19,250	$1,654	$—	$20,904
Brian J. Fox	$19,250	$—	$—	$19,250
Andrew E. Townsend	$19,250	$661	$—	$19,911

(1) Mr. Lee’s perquisites are comprised of a $15,000 auto allowance, $4,498 in club dues, and $1,140 in taxable long-term disability insurance premiums. Each remaining executive officer had perquisites totaling less than $10,000 and, accordingly, those amounts are not included in this table in accordance with SEC rules.

Grants of Plan-Based Awards

The following table sets forth certain information concerning grants of plan-based awards made during 2018 to named executive officers:

		Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards(2)
Name	Grant Date	Threshold ($)(3)	Target ($)	Maximum ($)	Threshold (#)(4)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(5)	Grant Date Fair Value of Stock Awards ($)(6)
Bruce K. Lee
Annual Incentive	—	$—	$460,800	$691,200	—		—		$—
Performance-Based RSUs (1-year)	3/13/2018	$—		$—	—	2,284	3,426		$126,191
Performance-Based RSUs (3-year)	3/13/2018	$—		$—	—	3,045	4,568		$168,236
Time-Based RSUs	3/13/2018	$—		$—	—		—	2,284	$126,191
Lynn B. Fuller
Annual Incentive	—	$—	$410,370	$615,555	—		—		$—
Performance-Based RSUs (1-year)	3/13/2018	$—		$—	—	2,292	3,438		$126,633
Performance-Based RSUs (3-year)	3/13/2018	$—		$—	—	3,056	4,584		$168,844
Time-Based RSUs	3/13/2018	$—		$—	—		—	2,292	$126,633
Bryan R. McKeag
Annual Incentive	—	$—	$206,100	$309,150	—		—		$—
Performance-Based RSUs (1-year)	3/13/2018	$—		$—	—	1,089	1,634		$60,167
Performance-Based RSUs (3-year)	3/13/2018	$—		$—	—	1,453	2,180		$80,278
Time-Based RSUs	3/13/2018	$—		$—	—		—	1,089	$60,167
Brian J. Fox
Annual Incentive	—	$—	$149,000	$223,500	—		—		$—
Performance-Based RSUs (1-year)	3/13/2018	$—		$—	—	799	1,199		$44,145
Performance-Based RSUs (3-year)	3/13/2018	$—		$—	—	1,066	1,599		$58,897
Time-Based RSUs	3/13/2018	$—		$—	—		—	799	$44,145
Andrew E. Townsend
Annual Incentive	—	$—	$148,788	$223,182			—		$—
Performance-Based RSUs (1-year)	3/13/2018	$—		$—	—	785	1,178		$43,371
Performance-Based RSUs (3-year)	3/13/2018	$—		$—	—	1,047	1,571		$57,847
Time-Based RSUs	3/13/2018	$—		$—	—		—	785	$43,371

(1) The amounts shown represent possible annual incentive cash awards that could have been earned in 2018. Heartland’s executive incentive program (including the applicable performance targets) is described in the section entitled “Annual Incentive Cash Awards” in the Compensation Discussion and Analysis above. The actual payments under this program are shown in the column entitled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table above.

(2) The amounts shown represent performance-based RSUs granted in 2018. Heartland’s equity compensation program (including the applicable performance targets, earning and vesting schedules) is described in the section entitled “Long-Term Incentive Equity Compensation” in the Compensation Discussion and Analysis above.

(3) Because no annual incentive payment will be earned if the performance standards are not met, the threshold amount is deemed to be zero.
(4) Because no performance-based RSUs will be earned if the performance standards are not met, the threshold amount is deemed to be zero.
(5) The amounts shown represent time-based RSUs granted in 2018. Heartland’s equity compensation program (including the applicable vesting schedules) is described in the section entitled “Long-Term Incentive Equity Compensation” in the Compensation Discussion and Analysis above.

(6) The amounts shown represent the grant date fair value of RSUs computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year End
The following table sets forth information concerning outstanding RSUs held at December 31, 2018, by the named executive officers:

Stock Awards
Name	Grant Date	Number of shares or units of stock that are earned but have not vested (#)		Market value of shares or units of stock that are earned but have not vested ($)(1)	Grant Date	Equity incentive plan awards: number of unearned shares or units that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares or units that have not vested ($)(1)
Bruce K. Lee	3/13/2018	2,284	(6)	$100,382	3/13/2018	2,284	(2)	$100,382
	3/8/2017	1,995	(2)	$87,680	3/13/2018	3,045	(3)	$133,828
	1/17/2017	2,181	(7)	$95,855	3/8/2017	1,635	(4)	$71,858
	3/8/2016	4,148	(2)	$182,305	3/8/2016	1,976	(5)	$86,845
	1/19/2016	1,242	(8)	$54,586
	1/20/2015	2,667	(9)	$117,215
Lynn B. Fuller	3/13/2018	2,292	(6)	$100,733	3/13/2018	2,292	(2)	$100,733
	3/8/2017	2,108	(2)	$92,647	3/13/2018	3,056	(3)	$134,311
	1/17/2017	2,303	(7)	$101,217	3/8/2017	1,727	(4)	$75,902
	3/8/2016	5,300	(2)	$232,935	3/8/2016	2,524	(5)	$110,930
	1/19/2016	1,587	(8)	$69,749
	1/20/2015	3,333	(9)	$146,485
	3/11/2014	1,733	(9)	$76,165
Bryan R. McKeag	3/13/2018	1,089	(6)	$47,862	3/13/2018	1,089	(2)	$47,862
	3/8/2017	988	(2)	$43,423	3/13/2018	1,453	(3)	$63,859
	1/17/2017	1,080	(7)	$47,466	3/8/2017	810	(4)	$35,600
	3/8/2016	1,767	(2)	$77,660	3/8/2016	842	(5)	$37,006
	1/19/2016	529	(8)	$23,250
	1/20/2015	1,250	(9)	$54,938
	3/11/2014	625	(9)	$27,469
Brian J. Fox	3/13/2018	799	(6)	$35,116	3/13/2018	799	(2)	$35,116
	3/8/2017	547	(2)	$24,041	3/13/2018	1,066	(3)	$46,851
	1/17/2017	597	(7)	$26,238	3/8/2017	448	(4)	$19,690
	3/8/2016	1,465	(2)	$64,387	3/8/2016	698	(5)	$30,677
	1/19/2016	439	(8)	$19,294
	1/20/2015	1,167	(9)	$51,290
	3/11/2014	490	(9)	$21,536
Andrew E. Townsend	3/13/2018	785	(6)	$34,501	3/13/2018	785	(2)	$34,501
	3/8/2017	630	(2)	$27,689	3/13/2018	1,047	(3)	$46,016
	1/17/2017	689	(7)	$30,282	3/8/2017	516	(4)	$22,678
	3/8/2016	1,379	(2)	$60,607	3/8/2016	657	(5)	$28,875
	1/19/2016	1,080	(8)	$47,466
	1/20/2015	833	(9)	$36,610
	3/11/2014	417	(9)	$18,327

(1) Market values for outstanding RSUs are based on $43.95 per share, the closing price of Heartland shares of common stock on December 31, 2018 (the last trading day of the year).
(2) Reflects one-year performance-based RSUs that were earned in the applicable fiscal year based upon satisfaction of that fiscal year’s performance targets. Such earned RSUs vest fully two years after the end of the performance period, subject to the continued employment of the executive officer.

(3) Reflects three-year performance-based RSUs assuming target performance, with a performance period of 2018-2020. Final award determination and vesting will be made after the completion of the 2020 performance year, subject to the continued employment of the executive officer.

(4) Reflects three-year performance-based RSUs assuming target performance, with a performance period of 2017-2019. Final award determination and vesting will be made after the completion of the 2019 performance year, subject to the continued employment of the executive officer.

(5) Reflects three-year performance-based RSUs assuming target performance, with a performance period of 2016-2018. Final award determination and vesting will be made after the completion of the 2018 performance year, subject to the continued employment of the executive officer.

(6) Reflects time-based RSUs that vest in three equal annual installments on March 6th in the first, second and third years following the grant date, subject to the continued employment of the executive officer.

(7) Reflects time-based RSUs that vest in three equal annual installments on January 19th in the first, second and third years following the grant date, subject to the continued employment of the executive officer.

(8) Reflects time-based RSUs that vest in three equal annual installments on the first, second and third anniversaries of the grant date, subject to the continued employment of the executive officer.
(9) Reflects time-based RSUs that vest in three equal annual installments on the third, fourth, and fifth anniversaries of the grant date, subject to the continued employment of the executive officer.

Stock Vested

The following table sets forth certain information concerning restricted stock unit awards vested during 2018 for the named executive officers:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Bruce K. Lee	6,465	$356,988
Lynn B. Fuller	11,564	$640,490
Bryan R. McKeag	3,632	$201,035
Brian J. Fox	3,525	$195,111
Andrew E. Townsend	3,598	$199,352

(1) The amounts in this column were calculated by multiplying the number of vested shares by the closing trading price per share of Heartland common stock on the dates the shares vested.

Potential Payments upon Termination or Change in Control

As described below, we provide for certain payments and benefits upon death, disability or retirement. We have also entered into change in control agreements with our named executive officers that provide for certain payments and benefits upon involuntary termination without cause or voluntary termination with good reason in connection with a change in control. In the face of corporate changes, we believe these arrangements help ensure the continuity of our management and staff, allow them to function more objectively and in a manner that is in the best interests of stockholders.

Payments Made Upon Death. Heartland has a Split-Dollar Life Insurance Plan and an Executive Supplemental Life Insurance Plan (collectively, the “plans”) that provide death benefits to the designated beneficiaries of the officers who have been enrolled in the plans. Participation in these plans is limited to persons in the position of Executive Vice President, or higher, with at least three years of service. The combined death benefit under these plans is the lesser of (1) one million dollars, or (2) two times current compensation at the time of termination (salary plus cash incentive and commissions), or (3) one hundred percent of the difference between total death proceeds payable under the policy and the cash surrender value of the policy. For those participants who entered the plans prior to 2008, this benefit continues for the officer when employment has terminated as a result of disability, retirement or a change in control. For those participants who entered the plans in 2008 or later, this benefit continues for the officer when employment has terminated as a result of disability or a change in control.

The terms of our performance-based RSU agreements provide that, upon termination due to death, all earned shares become fully vested and all other RSUs remain outstanding until the measurement date and then become vested to the extent earned. The terms of our time-based RSU agreements provide that, upon termination due to death, all unvested RSUs immediately vest.

Payments Made Upon Disability. Long-term disability (“LTD”) coverage is provided to all full-time employees on the first of the month following hire date.  Full-time employees are eligible for a maximum monthly long-term disability benefit of $20,000, which is based upon eligible earnings and age.

“Eligible earnings” includes base salary plus prior 12-month calculation of bonus and/or commission, which will be reduced by other income received or eligible to receive due to disability such as Social Security disability insurance, workers’ compensation, other employer-based insurance coverage, unemployment benefits or settlements/judgments for income loss or retirement benefits the employer fully or partially pays.  This benefit is employer paid and the benefits are tax-free when received by the participant.

The terms of our performance-based RSU agreements provide that, upon termination due to disability, all earned shares become fully vested and all other RSUs remain outstanding until the measurement date and then become vested to the extent earned. Additionally, the terms of our time-based RSU agreements provide that, upon termination due to disability, all unvested RSUs immediately vest.

Payments Made Upon Retirement. Upon retirement, unearned performance-based RSU awards will continue to remain outstanding until the date the Compensation/Nominating Committee determines the number of performance-based RSUs earned, upon which date the earned performance-based RSUs will vest. Earned performance-based RSU awards will vest immediately upon retirement. Time-based RSUs will vest as of the date of termination of service in the case of retirement. Retirement is defined as reaching age 62 and having provided at least five years of service to the Company. In each case, we require that retirees execute a waiver of claims against the Company, and covenant not to compete with the Company and maintain the confidentiality of its information, as a condition to acceleration.

Payments Made Upon Change In Control. Change In Control Agreements are in place for each of the named executive officers. The agreements provide that, if the executive officer’s employment is terminated by Heartland other than for “Cause,” death or disability, or is terminated by the officer for “Good Reason,” within six months prior to, or 24 months after, a “Change in Control” of Heartland, then the executive officer is entitled to a special severance payment. The severance payment is equal to a multiple of one to two times the sum of (1) the executive officer’s salary, plus (2) the average of the three most recent bonuses paid to the executive officer. For Messrs. Fuller and Lee the multiple is two times, and for Messrs. McKeag, Fox and Townsend, one time. The agreements also provide for continuation of health and welfare benefits after termination for 12 to 24 months and for out-placement services or training in an amount not to exceed one-fourth of base compensation.

The agreements do not provide for the payment of “gross-ups” to cover any applicable federal or state taxes but instead provide that applicable taxes, if owed, will be paid by the officers covered under the agreements and if any payments under the agreements would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended, the aggregate amount due under the agreement will be reduced to one dollar less than the amount that would cause an excess parachute payment.

The agreements define “Cause” as (1) the continued willful failure, after 20 days’ notice, to perform employment obligations, (2) conviction of a felony or a crime of embezzlement or fraud, (3) breach of fiduciary responsibility, or (4) an act of dishonesty that materially injures Heartland. “Good Reason” for termination under the agreements is defined to include (1) a material and adverse diminution in the nature, scope or status of the officer’s position, including a failure to continue in the position as an executive officer of a public company, (2) a material reduction in base compensation, (3) a relocation of the primary place of employment by more than 50 miles or a material increase in travel obligations, (4) a failure by the acquiring entity to assume the agreement or to comply with the agreement, or (5) a material breach of the agreement. A “Change in Control” is defined in the agreements to include: (1) the acquisition by a person of 51% or more of Heartland’s voting securities; (2) the election of persons to constitute a majority of the Board who were not nominated by our Board or one of its committees; (3) the consummation of a merger where the prior stockholders do not hold at least 51% of the resulting entity; or (4) the liquidation or dissolution of Heartland.

Our RSU agreements contain terms that provide that, if the obligations under those agreements are not assumed by a successor, the vesting of the option or RSU will accelerate upon a change in control. Because of the amendment and restatement of the Company’s 2012 Long-Term Incentive Plan in 2016, beginning in 2017, our award agreements include double-trigger vesting, so that future awards will accelerate only if the executive officer’s employment is terminated other than for Cause, death or disability, or is terminated by the executive officer for Good Reason, within six months prior to, or 24 months after, a Change in Control of Heartland.

Payments Made Upon Termination. Except for the payments and benefits upon death, disability, retirement or a change in control discussed above, no additional payments or benefits will accrue or be paid upon termination of a named executive officer.

The following table shows the value of potential payments and benefits to the named executive officers upon disability, death, retirement, or in connection with certain terminations related to a change in control of Heartland. The amounts shown assume that termination was effective as of December 31, 2018, the last business day of the year, and are estimates of the amounts that would be paid to the executives upon termination in addition to the base salary and other compensation earned by the executives during 2018. The actual amounts to be paid can only be determined at the actual time of an executive's termination:

POTENTIAL PAYMENTS UPON DEATH, DISABILITY, RETIREMENT OR CHANGE IN CONTROL
Name	Type of Payment	Payments Upon Death	Payments Upon Disability	Payments Upon Retirement(1)	Termination Payments Upon Change In Control(2)
Bruce K. Lee	Disability Benefit(3)	$—	$240,000	$—	$—
	Cash Severance(4)	$—	$—	$—	$1,397,804
	Health/Welfare Benefits(4)	$—	$—	$—	$26,402
	Out-Placement Counseling(5)	$—	$—	$—	$232,459
	Value of Acceleration of Stock Awards(6)	$1,030,936	$1,030,936	$—	$1,030,936
	Group Term Life Insurance	$500,000	$—	$—	$—
	Split-Dollar Life Insurance	$1,000,000	$—	$—	$—
Lynn B. Fuller	Disability Benefit(3)	$—	$240,000	$—	$—
	Cash Severance(4)	$—		$—	$1,773,640
	Health/Welfare Benefits(4)	$—		$—	$28,899
	Out-Placement Counseling(5)	$—		$—	$221,705
	Value of Acceleration of Stock Awards(6)	$1,241,807	$1,241,807	$1,241,807	$1,241,807
	Group Term Life Insurance	$325,000	$—	$—	$—
	Split-Dollar Life Insurance	$711,415	$—	$—	$—
Bryan R. McKeag	Disability Benefit(3)	$—	$240,000	$—	$—
	Cash Severance(4)	$—	$—	$—	$513,387
	Health/Welfare Benefits(4)	$—	$—	$—	$23,196
	Out-Placement Counseling(5)	$—	$—	$—	$128,347
	Value of Acceleration of Stock Awards(6)	$506,395	$506,395	$—	$506,395
	Group Term Life Insurance	$500,000	$—	$—	$—
	Split-Dollar Life Insurance	$971,426	$—	$—	$—
Brian J. Fox	Disability Benefit(3)	$—	$240,000	$—	$—
	Cash Severance(4)	$—	$—	$—	$413,419
	Health/Welfare Benefits(4)	$—	$—	$—	$18,888
	Out-Placement Counseling(5)	$—	$—	$—	$103,355
	Value of Acceleration of Stock Awards(6)	$374,236	$374,236	$374,236	$374,236
	Group Term Life Insurance	$250,000	$—	$—	$—
	Executive Life Insurance Bonus Plan	$—	$—	$—	$—

Andrew E. Townsend	Disability Benefit(3)	$—	$240,000	$—	$—
	Cash Severance(4)	$—	$—	$—	$438,382
	Health/Welfare Benefits(4)	$—	$—	$—	$40,943
	Out-Placement Counseling(5)	$—	$—	$—	$109,596
	Value of Acceleration of Stock Awards(6)	$387,552	$387,552	$—	$387,552
	Group Term Life Insurance	$500,000	$—	$—	$—
	Split-Dollar Life Insurance	$847,726	$—	$—	$—

(1) For the purposes of the Value of Acceleration of Stock Awards row of this column, it has been assumed that all shares will be earned at target even though they continue to be subject to the earning provisions as if the officer had continued employment with Heartland.

(2) For the purposes of the Value of Acceleration of Stock Awards row of this column, it has been assumed that the performance-based RSU agreements are not fully assumed in the Change in Control and, therefore, all shares immediately vest. All other stock awards immediately vest upon a Change in Control, whether or not the executive terminates employment.

(3) The disability benefit is shown as the annual maximum benefit available to each executive.
(4) Cash severance will be paid in equal monthly payments for the number of months specified for each executive officer as follows: Messrs. Fuller and Lee - 24 months, and Messrs. McKeag, Fox and Townsend - 12 months. Mr. Lee is the only executive for whom the severance amount was reduced to avoid exceeding the limitation of Section 280G of the Internal Revenue Code of 1986, as amended. Health/welfare benefits will be provided for the same periods.

(5) The amounts reflected are the maximum amounts allowed and are to be paid in the form of either (i) reimbursement of the expenses incurred for out-placement counseling within the 12-month period following the employment termination date, or (ii) a pre-paid executive level program.

(6) The amounts reflect the value of acceleration in the vesting of RSUs and were determined by multiplying the number of shares that vest by $43.95, the closing market price of a share of our common stock on December 31, 2018.

Pay Ratio Disclosure

The following pay ratio and supporting information compares the annual total compensation of our employees other than our CEO (including full-time, part-time and temporary employees) and the annual total compensation of our CEO, as required by Section 953(b) of the Dodd-Frank Act. The pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For 2018, our last completed fiscal year, the median of the annual total compensation of all employees of our company (other than our CEO) was $44,682 and the annualized total compensation of Bruce Lee, our current CEO, was $1,662,756. This total compensation was calculated by annualizing Mr. Lee’s base pay of $626,000, which was effective June 1, 2018, upon his promotion to the role of CEO. For his annual incentive compensation, we used a calculation of 80% target multiplied by his annualized compensation of $626,000 and then multiplied by Mr. Lee’s annual incentive payout of 99% in 2018. This resulted in an annual incentive compensation total of $495,792. His long-term incentive compensation was calculated by multiplying his 80% target by his annualized compensation for a total of $500,800. These figures, combined with his “other compensation” amount of $40,164, when added together produce Mr. Lee’s annualized total compensation of $1,662,756.

Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 37.2 to 1.

To determine the pay ratio, we determined that as of December 31, 2018, our employee population consisted of approximately 2,838 individuals located in the United States. This population consists of our full-time, part-time and temporary employees.

To identify the median employee, we calculated the annual total compensation for 2018 among our employee population, excluding our CEO, as it is calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in a median employee with annual total compensation of $44,682. The median employee’s annual total compensation includes salary received in 2018, annual incentive payment received in 2018, equity awards granted in 2018, company-paid 401(k) Plan match made during 2018, and company-paid life insurance premiums paid during 2018.

With respect to the CEO, we used the annualized total compensation for Mr. Lee. Any adjustments, estimates and assumptions used to calculate total annual compensation are described in footnotes to the Summary Compensation Table.

RELATED PERSON TRANSACTIONS

Directors and officers of Heartland and our subsidiaries, and their associates, were customers of and had banking transactions with one or more of Heartland's subsidiaries during 2018. Additional transactions may be expected to take place in the future. All outstanding loans, commitments to loan, transactions in repurchase agreements, certificates of deposit and depository relationships, in the opinion of management, were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and did not involve more than the normal risk of collectability or present other unfavorable features. All such loans are approved by the subsidiary bank's Board of Directors in accordance with the bank regulatory requirements. Additionally, the Audit/Corporate Governance Committee Charter provides that the Committee will consider and approve other material non-lending transactions between a “related person” and Heartland, or its subsidiaries, to ensure that such transactions are done at arm's length and do not affect a director's independence. For such purposes, a “related person” includes any officer or director, or any nominee for director, of Heartland, any holder of 5% or more of our common stock, or any immediate family member of those persons. In addition to such lending transactions, we engaged in the following transactions with named executive officers, directors and members of their families during the past fiscal year:

Heartland, Kendall/Hunt Publishing Company (“Kendall/Hunt”) and Westmark Enterprises, Inc. (“Westmark”) are joint owners of a Cessna Citation aircraft that Heartland uses in its business. Mark C. Falb, a Heartland director, is CEO and Chairman of the Board of Kendall/Hunt and Westmark. Heartland has contracted with Westmark to employ the flight crew, maintain and store the aircraft, and pays Westmark annually for its allocated portion of these expenses and direct flight expense. For the year ended December 31, 2018, Heartland paid Westmark $1,158,421 under this arrangement. Heartland’s purchase of the fractional interest in the aircraft and the shared ownership arrangement was approved by its Board of Directors. The Board has also determined that this transaction does not compromise Mr. Falb’s independence. Heartland believes this arrangement is typical for shared ownership of aircraft and is on terms at least as favorable as could be obtained from unaffiliated third parties.

Lynn H. Fuller has served as President and CEO of our subsidiary Dubuque Bank and Trust Company since July 1, 2017, and is a member of Heartland’s executive management team. During 2018, Mr. Fuller earned $255,625 of base salary, an annual incentive cash award of $119,217, and he was granted long-term incentive equity awards with a grant date fair value of $105,141. These compensation actions were approved by Heartland’s Compensation Committee in accordance with the terms of our executive compensation program as described in this proxy statement and in a manner consistent with the process for other subsidiary bank presidents. Mr. Fuller is the son of our Executive Operating Chairman, Lynn B. Fuller.

Heartland is party to a Consulting Agreement with director nominee Martin J. Schmitz dated February 13, 2017, pursuant to which Mr. Schmitz cultivates existing customers in Heartland’s Colorado market, introduces prospective customers to Citywide Banks, and performs other services as agreed upon by the parties. Heartland pays Mr. Schmitz $15,500 per month as a consulting fee. The Consulting Agreement had an effective date of July 7, 2017, has a two-year term, and is renewable upon written agreement of the parties. Mr. Schmitz is past chairman of Citywide Banks, a Heartland subsidiary.

AUDIT/CORPORATE GOVERNANCE COMMITTEE REPORT

The Audit/Corporate Governance Committee assists the Board in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The Audit/Corporate Governance Committee also reviews the audited financial statements and recommends to the Board that they be included in our Annual Report on Form 10-K.

The Audit/Corporate Governance Committee has:

*	reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2018, with our management and KPMG LLP, our independent registered public accounting firm;
*
discussed with KPMG LLP the matters required to be discussed under Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”), and SEC Rule 2-07, Communications with Audit Committees; and

*
received and discussed the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with the independent accountant its independence.

Based on the review and discussions with management and KPMG LLP, the Audit/Corporate Governance Committee has recommended to the Board that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2018, for filing with the SEC.

Members of the Audit/Corporate Governance Committee,

Mark C. Falb
Thomas L. Flynn
Jennifer K. Hopkins
R. Michael McCoy
Susan G. Murphy
John K. Schmidt
Duane E. White

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP has served as our independent registered public accounting firm since June 1994, and our Audit/Corporate Governance Committee has selected KPMG LLP to be our independent registered public accounting firm for the fiscal year ending December 31, 2019.

The aggregate fees billed for each of the last two fiscal years for professional services rendered by KPMG LLP are as follows:

	Fiscal Year 2018	Fiscal Year 2017
Audit Fees	$1,326,500	$1,247,500
Audit-Related Fees	$115,000	$130,000
Tax Fees	$258,725	$285,585
All Other Fees	$1,780	$1,780
Total	$1,702,005	$1,664,865

“Audit Fees” were related to KPMG LLP’s work in performing the integrated audit of our consolidated annual financial statements and the internal control attestation reports related to the Federal Deposit Insurance Corporation Improvement Act, review of interim quarterly financial statements included in our Form 10-Q reports, and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.

“Audit-Related Fees” in 2018 and 2017 related to services rendered in connection with compliance with the requirements of the U.S. Department of Housing and Urban Development (“HUD”) and the filing with the SEC of registration statements on Form S-4. Additionally, the 2018 Audit-Related Fees include services rendered in connection with Uniform Single Attestation Program (“USAP”) compliance.

“Tax Fees” were incurred for the preparation of our state and federal tax returns and for consultation with KPMG LLP on various tax matters.

“All Other Fees” were incurred in connection with Heartland obtaining access to KPMG LLP’s electronic accounting research tool and accounting disclosure checklist tool.

The Audit/Corporate Governance Committee, after consideration of these matters, does not believe that the rendering of these services by KPMG LLP is incompatible with maintaining their independence as our independent registered public accounting firm.

Audit/Corporate Governance Committee Pre-Approval Policy

Among other things, the Audit/Corporate Governance Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. The Audit/Corporate Governance Committee has adopted a policy requiring pre-approval of any services to be paid to the independent registered public accounting firm before work begins, regardless of dollar amount. Pre-approval may come from the full Committee, the Chairman of the Committee or the Vice Chairman of the Committee in the absence of the Chairman; however, all services by such firm must be brought forth to the full Committee at their next regularly scheduled meeting. All of the fees earned by KPMG LLP described above were attributable to services pre-approved or ratified by the Audit/Corporate Governance Committee.

PROPOSAL 2	APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES
Approve an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock from 40,000,000 to 60,000,000 shares	☑	The Board of Directors recommends that you vote your shares FOR the amendment to increase authorized shares of common stock.

Proposed Charter Amendment To Increase the Number of Authorized Shares

On January 22, 2019, our Board of Directors voted to approve, and to recommend that you approve at the 2019 Annual Meeting of Stockholders, an amendment (the “Authorized Shares Charter Amendment”) to our Certificate of Incorporation that will increase the number of authorized shares of our common stock from 40,000,000 shares to 60,000,000 shares.

Specifically, we are proposing that the first paragraph of Article IV of our Certificate of Incorporation be amended to provide as follows:
Article IV

The total number of shares of stock which the corporation shall have authority to issue is 60,000,000 shares of Common Stock, par value of $1.00 per share, and 200,000 shares of Preferred Stock, par value of $1.00 per share.

We are not proposing to increase the authorized shares of preferred stock. The additional shares of common stock for which we are seeking authorization would be part of the existing class of our common stock and, if and when issued, would have the same rights and privileges as the shares of common stock that are currently outstanding. The additional shares would not (and the shares of common stock presently outstanding do not) entitle the holders thereof to preemptive or cumulative voting rights.
Reasons for the Authorized Shares Charter Amendment

As of March 25, 2019, there were 34,603,611 shares of our common stock issued and outstanding. Also, a total of 262,475 shares of common stock were reserved for issuance under outstanding RSUs and stock options granted under our Amended and Restated 2012 Long-Term Incentive Plan and 368,071 shares of common stock were reserved for equity awards that may be made in the future under such plan. Also, 412,521 shares of common stock were reserved for issuance under our 2016 Employee Stock Purchase Plan.
In addition, an aggregate of 2,431,000 shares have been reserved in connection with our pending acquisition of Blue Valley Ban Corp. (“BVBC”), which is provided for in an Agreement and Plan of Merger dated as of January 16, 2019 between Heartland and BVBC. After taking into account all of the share reservations as described above, as of March 25, 2019, we had only 1,922,322 shares of common stock available for future issuances.
Our Board of Directors believes that increasing the authorized number of shares of our common stock is necessary to support our future growth plans. Our Board periodically considers mergers and other acquisitions in which Heartland issues shares of our common stock as part of the consideration in such transactions. We may also issue shares to increase our capital and available funds. In addition, the Board believes that additional authorized shares of common stock may be necessary to allow us to take timely advantage of market conditions and the availability of financing opportunities without the delay and expense associated with convening a special stockholders’ meeting. The additional shares of common stock would also permit us increased flexibility with respect to stock dividends (including stock splits in the form of stock dividends), additional RSUs or other equity awards and for other general corporate purposes.
Except as may be required by the rules of the NASDAQ Stock Market and the Delaware General Corporation Law, we are not currently required to obtain a vote of our stockholders to issue or sell additional shares of common stock, and we will not be required to obtain any vote of stockholders to issue the additional shares of common stock, unless any additional shares not sold in a public offering represent, and will represent after issuance, more than 20 percent of the shares of common stock outstanding before the issuance, or the issuance would result in a change in control of Heartland.

Certain Anti-Takeover Effects of the Authorized Shares Charter Amendment

Our Board of Directors believes that our protections against a potential hostile contest for control are adequate and is not proposing the Authorized Shares Charter Amendment to increase those protections. Nevertheless, the increase in the number of authorized but unissued shares of common stock could, under certain circumstances, be used to create voting impediments to frustrate persons seeking to effect a takeover or otherwise gain control of Heartland. Our Certificate of Incorporation currently requires at least 70% of our outstanding shares to be voted in favor of a proposal to approve certain business combinations involving Heartland. Although our Board presently has no intention of doing so, shares of authorized but unissued common stock could be issued to a holder who would obtain sufficient voting power that would significantly reduce the likelihood that any such business combination would receive the required 70% stockholder vote. In addition, to the extent that the adoption of the Authorized Shares Charter Amendment renders less likely a merger or other transaction that is not negotiated with and approved by our incumbent Board of Directors, such adoption may result in the Board of Directors and management retaining their current positions.

Some provisions of our Certificate of Incorporation and Bylaws could make the acquisition of control of Heartland or the removal of our existing management more difficult, including the following:

*	we have a classified Board of Directors with each class serving a staggered three-year term;
*	a vote of 70% of the outstanding shares of voting stock is required to remove directors, and such directors may only be removed for cause;
*	a vote of 70% of the outstanding shares of voting stock is required to amend, alter or repeal our bylaws and certain sections of our Certificate of Incorporation;
*	a vote of 70% of the outstanding shares of voting stock is required to effect various forms of business combination transactions;
*
our Board of Directors may increase the number of directors up to the limit permitted by our Certificate of Incorporation and may appoint new directors to serve for the full term of the class of directors to which a new director is appointed, and may fill vacancies on the Board of Directors occurring for any reason for the remainder of the term of the class of director in which the vacancy occurred;

*
our Board of Directors may designate series of preferred stock and determine the powers, rights, preferences, qualifications and limitations of each series, and may issue preferred stock, without a vote of stockholders;

*	stockholder actions cannot be taken by written consent without a meeting;
*
we have advance notice procedures that require stockholder proposals and director nominations to be provided to us not less than 30 days or more than 75 days before the date of the originally scheduled annual meeting; and

*
we have adopted a stockholder rights plan under which the dilution resulting from the acquisition of beneficial ownership of more than 15% of our voting stock without approval of our Board causes most forms of hostile contest for control to be impracticable.

These provisions are expected to discourage coercive takeover practices and inadequate takeover bids. They are also designed to encourage persons seeking to acquire control of Heartland to first negotiate with our Board of Directors. We believe that the benefits of increased protection give us the potential ability to negotiate with a bidder making an unfriendly or unsolicited proposal to acquire or restructure Heartland, and that these benefits outweigh the disadvantages of discouraging any such proposals. Among other things, negotiating with the bidder could result in an improvement of the terms of the proposal. Our Board has considered the potential anti-takeover effects of the Authorized Shares Charter Amendment and does not believe such effects should deter you from voting your shares of Heartland common stock in favor of the Authorized Shares Charter Amendment.

PROPOSAL 3	APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE THE MAXIMUM NUMBER OF BOARD MEMBERS
Approve an amendment to the Company’s Certificate of Incorporation to increase the maximum Board size from 11 members to 13 members	☑	The Board of Directors recommends that you vote your shares FOR the amendment to increase the maximum size of the Board.

Proposed Charter Amendment To Increase the Maximum Size of the Board

On January 22, 2019, our Board of Directors voted to approve, and to recommend that you approve at the 2019 Annual Meeting of Stockholders, an amendment (the “Board Size Charter Amendment”) to our Certificate of Incorporation that will increase the maximum Board size from 11 members to 13 members.

In order to effect the Board Size Charter Amendment, the first paragraph of Article XII of our Certificate of Incorporation would be amended and restated to provide as follows:
Article XII

The number of directors constituting the entire board of directors shall not be less than three nor more than thirteen as fixed from time to time by resolution of not less than 66 2/3% of the number of directors which immediately prior to such proposed change had been fixed, in the manner prescribed herein, by the board of directors of the corporation, provided, however, that the number of directors shall not be reduced as to shorten the term of any director at the time in office.

Reasons for the Board Size Charter Amendment

Our Board regularly reviews the Company’s corporate governance policies and procedures. In light of recent acquisitions and regulatory requirements, the Board has determined that it would be in the best interests of the Company and its stockholders to increase the maximum size of the Board from 11 to 13 directors.

The Board believes the Company would benefit from having a larger Board. If the size of the Board is increased, the Board will have a greater number of directors with different backgrounds and have increased breadth and depth of experience and skills necessary for proper oversight of the Company’s affairs. The Board Size Charter Amendment will also facilitate the Company’s ability to address and meet evolving corporate governance standards and the rules, regulations and other requirements of the SEC, the Federal Deposit Insurance Corporation, the Federal Reserve Board and Nasdaq. Finally, a larger Board will help enable the Board to meet its goal of having greater diversity among the Company’s directors.
In reviewing the board size of the members of our peer group companies, 18 of our 27 peer group companies had larger boards than Heartland is currently permitted to have.
Our Board is comprised of a majority of independent directors. Only independent directors serve on each of the two standing Board Committees: the Compensation/Nominating Committee and the Audit/Corporate Governance Committee. The Board will remain comprised of a majority of independent directors if the Board Size Charter Amendment is approved by the stockholders. If the proposed Board Size Charter Amendment is approved and the number of directors is increased, the oversight and other responsibilities of the Board can be spread among a larger number of directors.
If the Board Size Charter Amendment is approved by our stockholders, the Board intends to expand the Board size to 13 directors. Pursuant to the Company’s Bylaws, any vacancies in the Board resulting from an increase in the number of directors may be filled by the Board, acting by a majority vote of the directors then in office. The Board, through its Compensation/Nominating Committee, has been engaged in discussions with various persons who could join our Board. Pursuant to an Agreement and Plan of Merger dated December 12, 2017 between the Company and First Bank Lubbock Bancshares, Inc., the Company has agreed to nominate Barry Orr for election to the Board at an annual meeting of the Company’s shareholders at such time as Mr. Orr’s appointment as a director would not result in the number of Heartland directors who are not “independent” (as defined in the listing standards of Nasdaq) to exceed the number of independent directors. However, our Board has not yet determined who the remaining additional director will be if the Board Size Charter Amendment is approved.

PROPOSAL 4	RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2019	☑	The Board of Directors recommends that you vote your shares FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

Our Board of Directors recommends that the stockholders ratify the appointment of KPMG LLP as our independent registered public accounting firm. A representative of KPMG LLP is expected to attend the meeting and will be available to respond to appropriate questions and to make a statement if he or she so desires. If the appointment of our independent registered public accounting firm is not ratified, the Audit/Corporate Governance Committee of the Board of Directors will consider, but retains sole authority over, the matter of the appointment.

PROPOSAL 5	ADVISORY VOTE ON EXECUTIVE COMPENSATION
Take a non-binding, advisory vote on executive compensation	☑	The Board of Directors recommends that you vote your shares FOR the approval of Heartland’s executive compensation.

We are asking our stockholders to provide advisory approval of the compensation to our executive officers set forth in the “Summary Compensation Table” and related tables in this proxy statement, and described in the “Compensation Discussion and Analysis” section of this proxy statement. Consistent with the direction of our stockholders and our Board of Directors, we submit executive compensation to our stockholders for their advisory approval on an annual basis. Although your vote is advisory and not binding upon the Compensation/Nominating Committee, the Committee will take the results of the vote into account in formulating executive compensation in future years. We are requesting your vote on the following resolution:

RESOLVED, that the stockholders approve the compensation of Heartland’s executives as described in the Compensation Discussion and Analysis, the Summary Compensation Table and the other executive compensation tables and related disclosure contained in the Heartland proxy statement dated April 12, 2019.

As described in more detail in the “Compensation Discussion and Analysis” section of this proxy statement, Heartland's compensation program has been reflective of its results of operations. The objective of our Board has been to provide salary levels to our executives that are competitive relative to their peers and longer-term incentives that both align executive officer compensation with the success of meeting long-term strategic operating and financial goals and minimizing risks to Heartland. The Board believes our compensation policies and procedures achieve these objectives.

OTHER MATTERS

We do not know of any other matters that may be presented for consideration at the Annual Meeting. If any other business does properly come before the Annual Meeting, the persons named as proxies on the enclosed proxy card will vote in accordance with his or her judgment.

Sincerely,

Lynn B. Fuller
Executive Operating Chairman

Dubuque, Iowa
April 12, 2019

ALL STOCKHOLDERS ARE URGED TO SUBMIT THEIR PROXIES PROMPTLY

Heartland
FINANCIAL USA, INC.

HEARTLAND FINANCIAL USA, INC.
1398 CENTRAL AVENUE
DUBUQUE, IA 52001
ATTN: ANGELA W. KELLEY

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 21, 2019 for shares held directly and by 11:59 p.m. Eastern Time on May 17, 2019 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 21, 2019 for shares held directly and by 11:59 p.m. Eastern Time on May 17, 2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E68900-P21997 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

HEARTLAND FINANCIAL USA, INC.

1. ELECTION OF DIRECTORS:

Class II Directors (Term Expires 2022):	For	Withhold
1a. Mark C. Falb	☐	☐
1b. John K. Schmidt	☐	☐
1c. Duane E. White	☐	☐

NOTE: PLEASE DATE PROXY AND SIGN IT EXACTLY AS NAME OR NAMES APPEAR ABOVE. ALL JOINT OWNERS OF SHARES SHOULD SIGN. STATE FULL TITLE WHEN SIGNING AS EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN, ETC. PLEASE RETURN SIGNED PROXY IN THE ENCLOSED ENVELOPE.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, 10-K wrap and Invitation are available at www.proxyvote.com.

E68901-P21997

PROXY

Heartland FINANCIAL USA, INC.

HEARTLAND FINANCIAL USA, INC.
Annual Meeting of Stockholders
May 22, 2019 6:00 p.m.
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Lynn B. Fuller and Thomas L. Flynn, or either one of them acting in the absence of the other, with power of substitution, attorneys and proxies, for and in the name and place of the undersigned, to vote the number of shares of common stock that the undersigned would be entitled to vote if then personally present at the Annual Meeting of Stockholders of Heartland Financial USA, Inc., to be held at the Hotel Julien Dubuque, 200 Main Street, Dubuque, Iowa, on the 22nd day of May, 2019, at 6:00 p.m., local time, or any adjournments or postponements thereof, upon the matters set forth in the Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged, as follows on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted "FOR" the three Class II nominees, as listed in the proxy statement, and "FOR" Proposals 2, 3, 4 and 5.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE

(Continued, and to be marked, dated and signed, on the other side)